Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

HARVARD AVE ACQUISITION CORPORATION,

OAG PIPELINE TECHNOLOGIES INC.,

OAG MERGER SUB I,

OAG MERGER SUB II,

and

OAG INTERNATIONAL LTD

dated September 25, 2026

i

Exhibits

Exhibit A Form of Plan of First Merger

Exhibit B Form of Plan of Second Merger
Exhibit C Form of PubCo Charter
Exhibit D Form of Articles of the Surviving Subsidiary
Exhibit E Form of Articles of the Surviving Company
Exhibit F Company Shareholders Support Agreement
Exhibit G Sponsors Support Agreement
Exhibit H Form of Registration Rights Agreement
Exhibit I Form of Lock-Up Agreement

INDEX OF DEFINED TERMS

$	Section 1.1
Acquiror	Preamble
Acquiror Acquisition Proposal	Section 1.1
Acquiror Authorization Notice	Section 2.3(b)(i)
Acquiror Board	Section 1.1
Acquiror Board Recommendation	Section 9.2(b)(iii)
Acquiror Charter	Section 1.1
Acquiror Cure Period	Section 11.1(h)
Acquiror Disclosure Letter	ARTICLE V
Acquiror Financial Statements	Section 5.6(c)
Acquiror Fundamental Representations	Section 1.1
Acquiror Group	Section 12.21(a)
Acquiror Material Adverse Effect	Section 1.1
Acquiror Class A Ordinary Shares	Section 1.1
Acquiror Class B Ordinary Shares	Section 1.1
Acquiror Ordinary Shares	Section 1.1
Acquiror Public Shares	Section 1.1
Acquiror Redemption Price	Section 1.1
Acquiror Right Conversion	Section 3.1(b)(ii)
Acquiror Rights	Section 1.1
Acquiror SEC Filings	Section 5.5(a)
Acquiror Share Redemption	Section 1.1
Acquiror Shareholder Approval	Section 1.1
Acquiror Shareholder Redemption Amount	Section 1.1
Acquiror Shareholder Redemption Right	Section 1.1
Acquiror Shareholders	Section 1.1
Acquiror Shareholders’ Meeting	Section 9.2(b)(i)
Acquiror Transaction Expenses	Section 1.1
Acquiror Transaction Expense Cap	Section 8.1
Acquiror Unit	Section 1.1
Acquiror Written Objection	Section 2.2(b)
Acquisition Entities	Section 1.1
Acquisition Entity Fundamental Representations	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Agreement End Date	Section 11.1(e)
Alternative Proposal	Section 1.1
Anti-Bribery Laws	Section 1.1
Anti-Money Laundering Laws	Section 1.1
Articles of the Surviving Company	Section 2.2(d)
Articles of the Surviving Subsidiary	Section 2.2(d)
Audited Financial Statements	Section 4.8(a)
Business Combination	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Recitals
Cayman Registrar	Section 1.1
Closing Filing	Section 9.7(b)
Closing Press Release	Section 9.7(b)
Code	Recitals
Company	Preamble
Company Authorization Notice	Section 2.2(b)(i)
Company Benefit Plan	Section 1.1
Company Board	Section 1.1

v

Company Board Recommendation	Section 9.2(c)(ii)
Company Charter	Section 1.1
Company Cure Period	Section 11.1(d)
Company Disclosure Letter	ARTICLE IV
Company Exchanging Share	Section 1.1
Company Expenses	Section 11.3
Company Fundamental Representations	Section 1.1
Company Shareholders Support Agreement	Recitals
Company Material Adverse Effect	Section 1.1
Company Class A Ordinary Shares	Section 1.1
Company Class B Ordinary Shares	Section 1.1
Company Ordinary Shares	Section 1.1
Company Registered Intellectual Property	Section 4.20(a)
Company Related Party	Section 1.1
Company Shareholder	Section 1.1
Company Shareholders Agreement	Section 4.5
Company Shareholder Approval	Section 4.3(b)
Company Shareholders’ Meeting	Section 9.2(c)(i)
Company Shareholder Spreadsheet	Section 3.2(b)
Company Shares	Section 1.1
Company Transaction Expenses	Section 1.1
Company Written Objection	Section 2.2(b)
Contracts	Section 1.1
Copyleft License	Section 1.1
Disclosure Letter	Section 1.1
Dissenting Acquiror Shareholders	Section 3.4(a)
Dissenting Acquiror Shares	Section 3.4(a)
Dissenting Company Shareholders	Section 3.4(b)
Dissenting Company Shares	Section 3.4(b)
DTC	Section 1.1
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Events	Section 1.1
Exchange Act	Section 1.1
Exchange Ratio	Section 1.1
Executive-level Employee	Section 1.1
Financial Statements	Section 4.8(a)
First Closing	Section 2.2(a)
First Closing Date	Section 2.2(a)
First Merger	Recitals
First Merger Consideration	Section 1.1
First Merger Effective Time	Section 2.2(a)
Form 8-K	Section 12.1
GAAP	Section 1.1
Governing Documents	Section 1.1
Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 4.5
Governmental Order	Section 1.1
2025 Financial Statements	Section 7.3(a)
Pro Forma Financial Statements	Section 7.3(a)
Hazardous Material	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1

Intended Tax Treatment	Recitals
Interim Period	Section 7.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 5.8
IRS	Section 1.1
JOBS Act	Section 1.1
Law	Section 1.1
Leased Real Property	Section 1.1
Legal Proceedings	Section 4.10
Licenses	Section 1.1
Lien	Section 1.1
Lock-Up Agreement	Recitals
Merger Sub I	Preamble
Merger Sub I Share	Section 6.6(a)
Merger Sub II	Preamble
Merger Sub II Share	Section 6.6(a)
Mergers	Recitals
Multiemployer Plan	Section 4.13(c)
Nasdaq	Section 5.17
Non-Recourse Parties	Section 12.19(b)
OAG Group	Section 12.21(b)
Open Source License	Section 1.1
Open Source Materials	Section 1.1
PCAOB	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Plan of First Merger	Section 1.1
Plan of Second Merger	Section 1.1
Pre-Closing PubCo Ordinary Shares	Section 6.6(a)
Pro Forma Financial Statements	Section 7.3(a)
Prospectus	Section 12.1
Proxy/Registration Statement	Section 9.2(a)(i)
PubCo	Preamble
PubCo Charter	Section 2.1
PubCo Ordinary Shares	Section 1.1
Public Shareholders	Section 12.1
RC	Section 12.21(a)
Real Property Leases	Section 4.19(a)(ii)
Redeeming Acquiror Shares	Section 1.1
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 9.1(a)
Related Party Agreements	Section 4.12(a)(vi)
Released Claims	Section 12.1
Remaining Trust Fund Proceeds	Section 8.1
Representatives	Section 1.1
Requisite Company Shareholders	Section 1.1
restraint	Section 10.1(f)
Restricted Person	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Second Closing	Section 2.3(a)
Second Closing Date	Section 2.3(a)

Second Merger	Recitals
Second Merger Consideration	Section 1.1
Second Merger Effective Time	Section 2.3(a)
Securities Act	Section 1.1
Signing Filing	Section 9.7(b)
Signing Press Release	Section 9.7(b)
Sponsors	Section 1.1
Sponsors Support Agreement	Recitals
Subsidiary	Section 1.1
Surrender Shares	Section 2.2(f)
Surviving Company	Recitals
Surviving Company Share	Section 1.1
Surviving Subsidiary	Recitals
Tax	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 11.1(h)
Terminating Company Breach	Section 11.1(d)
Title IV Plan	Section 4.13(c)
Top Vendors	Section 4.27(a)
Transaction Document	Section 1.1
Transaction Financing	Section 7.12
Transaction Financing Agreements	Section 7.12
Transaction Proposals	Section 9.2(a)(i)
Transactions	Section 1.1
Treasury Regulations	Section 1.1
Trust Account	Section 12.1
Trust Agreement	Section 5.8
Trustee	Section 5.8
Underwriting Agreement	Section 9.12
Unit Separation	Section 3.1(a)(i)
Winston Taylor	Section 12.21(b)

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated September 25, 2026 (this “Agreement”), is made and entered into by and among Harvard Ave Acquisition Corporation, a Cayman Islands exempted company with limited liability (“Acquiror”), OAG Pipeline Technologies Inc., a Cayman Islands exempted company with limited liability (“PubCo”), OAG Merger Sub I, a Cayman Islands exempted company with limited liability and a direct wholly-owned Subsidiary of PubCo (“Merger Sub I”), OAG Merger Sub II, a Cayman Islands exempted company with limited liability and a direct wholly-owned Subsidiary of PubCo (“Merger Sub II”), and OAG International Ltd, a Cayman Islands exempted company with limited liability (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company, wholly-owned by the Company, and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries;

WHEREAS, each of Merger Sub I and Merger Sub II is a newly incorporated Cayman Islands exempted company with limited liability, wholly-owned by PubCo, and each was formed for the purpose of effectuating the Mergers;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (a) Merger Sub I will merge with and into the Acquiror (the “First Merger”), with Acquiror being the surviving company and becoming a wholly-owned Subsidiary of PubCo (Acquiror is hereinafter referred to as for the periods from and after the First Merger Effective Time (as defined below) as the “Surviving Subsidiary”), and (b) following the First Merger, Merger Sub II will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company being the surviving company and a wholly-owned Subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Second Merger Effective Time (as defined below) as the “Surviving Company”), with each of the Mergers to occur upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”);

WHEREAS, upon the First Merger Effective Time, (i) all of the issued and outstanding securities of Acquiror immediately prior to the First Merger Effective Time shall no longer be issued and outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holders thereof to receive certain securities of PubCo, and (ii) each share of Merger Sub I issued and outstanding as of immediately prior to the First Merger Effective Time shall automatically be converted into one (1) Surviving Subsidiary Share, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws.

WHEREAS, upon the Second Merger Effective Time, (i) each Company Exchanging Share shall automatically be cancelled and converted into, and shall thereafter represent the right of each holder of the Company Exchanging Shares to receive, such number of newly issued PubCo Ordinary Shares as determined in accordance with this Agreement, and immediately following completion of item (i) herein, (ii) each share of Merger Sub II issued and outstanding as of immediately prior to the Second Merger Effective Time shall automatically be converted into one (1) Surviving Company Share and accordingly, the Surviving Company shall become a wholly-owned subsidiary of PubCo;

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) the First Merger and the Second Merger, taken together, will qualify as an exchange described in Section 351 of the U.S. Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Second Merger also qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Second Merger for purposes of Sections 354, 361 and 368 of the Code (the “Intended Tax Treatment”);

WHEREAS, the sole director of PubCo has (i) determined that it is advisable for PubCo to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of First Merger and the Plan of Second Merger) and the transactions contemplated hereby and thereby by PubCo’s sole shareholder;

WHEREAS, the Acquiror Board (as defined below) has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby (including, without limitation, the Plan of First Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including, without limitation, the entry into the Plan of First Merger) and the transactions contemplated hereby and thereby (including, without limitation, the First Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the entry into the Plan of First Merger) and the transactions contemplated hereby and thereby (including the First Merger) by the Acquiror Shareholders;

WHEREAS, the Company Board (as defined below) has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby (including, without limitation, the entry into the Plan of Second Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including, without limitation, the entry into the Plan of Second Merger) and the transactions contemplated hereby and thereby (including, without limitation, the entry into the Second Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Second Merger) and the transactions contemplated hereby and thereby (including the Second Merger) by the Company Shareholders;

WHEREAS, the sole director of Merger Sub I has (i) determined that it is advisable for Merger Sub I to enter into this Agreement and the documents contemplated hereby (including, without limitation, the entry into the Plan of First Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including the entry into the Plan of First Merger) and the transactions contemplated hereby and thereby (including the First Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the entry into the Plan of First Merger) and the transactions contemplated hereby and thereby (including, without limitation, the First Merger) by the sole shareholder of Merger Sub I;

WHEREAS, the sole director of Merger Sub II has (i) determined that it is advisable for Merger Sub II to enter into this Agreement and the documents contemplated hereby (including, without limitation, the entry into the Plan of Second Merger), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby (including, without limitation, the entry into the Plan of Second Merger) and the transactions contemplated hereby and thereby (including the Second Merger), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including, without limitation, the entry into the Plan of Second Merger) and the transactions contemplated hereby and thereby (including the Second Merger) by the sole shareholder of Merger Sub II;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their issued and outstanding Acquiror Public Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s and PubCo’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror and PubCo the Company Shareholders Support Agreement in the form attached hereto as Exhibit F (the “Company Shareholders Support Agreement”), pursuant to which the Requisite Company Shareholders have agreed, among other things, to (i) appear at the Company Shareholders’ Meeting for purposes of constituting a quorum, (ii) vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby (including, without limitation, the Plan of Second Merger) and the transactions contemplated hereby and thereby (including, without limitation, the Second Merger), (iii) to vote all Company Shares held by any of them against any proposals that would or would be reasonably likely to in any material respect impede the Transactions and the other transactions contemplated hereby or thereby, (iv) not to transfer any Company Shares held by such Company Shareholders, (v) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Companies Act in respect of all Company Shares held by the Requisite Company Shareholders with respect to the Second Merger, to the extent applicable, and (vi) to release, effective as of and from the Second Merger Effective Time, Acquiror, PubCo, the Company and their respective Subsidiaries from all claims in respect of or relating to the period prior to the Second Closing that would or would be reasonably likely to in any material respect impede the Transactions and the other transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsors have executed and delivered to the Company the Sponsors Support Agreement and Deed in the form attached hereto as Exhibit G (the “Sponsors Support Agreement”) pursuant to which the Sponsors have agreed, among other things, (i) to appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, (ii) to vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Plan of First Merger) and the transactions contemplated hereby and thereby, (iii) to vote all Acquiror Ordinary Shares held by Sponsors against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other Transaction Proposal, (v) not to redeem any Acquiror Ordinary Shares held by Sponsors, (vi) except as otherwise set forth in the Sponsors Support Agreement, not to amend that certain letter agreement between Acquiror, Sponsors and certain other parties thereto, dated as of October 22, 2025, (vii) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Companies Act in respect of all Acquiror Ordinary Shares held by Sponsors with respect to the First Merger, to the extent applicable, and (viii) to release, effective as of and from the Second Merger Effective Time, Acquiror, PubCo, the Company and their respective Subsidiaries from all claims in respect of or relating to the period prior to the Second Closing that would or would be reasonably likely to in any material respect impede the Transactions and the other transactions contemplated hereby and thereby;

WHEREAS, prior to the Second Merger Effective Time, to the extent that the securities held by applicable holders have not been registered in connection with the Mergers, Acquiror, Sponsors and certain other parties thereto shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit H (the “Registration Rights Agreement”); and

WHEREAS, on or before the Second Merger Effective Time, PubCo shall enter into a lock-up agreement (the “Lock-Up Agreement”) with each Company Shareholder who will hold 5% or more of PubCo Ordinary Shares immediately after the Second Merger Effective Time, the Sponsors, and certain persons, in the form of Exhibit I, which shall include, among other provisions and subject to certain exceptions, restrictions on transfer of the shares of PubCo Ordinary Shares issued in connection with the First Merger and Second Merger hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“$” means lawful money of the United States.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled Affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled Affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled Affiliates, in each case, other than the Transactions.

“Acquiror Board” means the board of directors of Acquiror effective in existence in accordance with the Acquiror Charter immediately prior to the First Merger Effective Time, for the purposes of approving the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby as a Business Combination and the Acquiror Board Recommendation.

“Acquiror Charter” means the amended and restated memorandum and articles of association of Acquiror adopted by special resolution dated September 26, 2025 and effective upon the listing of the Acquiror’s Class A Ordinary Shares each on the Designated Stock Exchange (as defined therein) as may be amended and restated from time to time.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Company Organization), Section 5.3 (No Conflict), Section 5.7 (Governmental Authorities; Consents), Section 5.12 (Capitalization of Acquiror), Section 5.13 (Brokers’ Fees) and Section 5.15 (Taxes).

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of Acquiror, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of an “Acquiror Material Adverse Effect”: (a) any change in interest rates or economic, political, business or financial market conditions generally, (b) the taking of any action required to be taken under this Agreement, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), cyberattacks, epidemic or pandemic, acts of nature or change in climate, (d) any matter set forth in the Acquiror Disclosure Letter which is stated therein as constituting an Acquiror Material Adverse Effect (disregarding this clause (d)), (e) any action taken by, or at the request of, the Company; (f) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on Acquiror’s relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (i) any change in the trading price or volume of the Acquiror Units, Acquiror Class A Ordinary Shares or Acquiror Rights (provided that the underlying causes of such changes referred to in this clause (i) may be considered in determining whether there is an Acquiror Material Adverse Effect except to the extent such cause is otherwise excluded under any of clauses (a) through (h) of this definition).Notwithstanding the foregoing, with respect to Acquiror, the number of Acquiror Shareholders who exercise their Acquiror Shareholder Redemption Right, the number of Dissenting Acquiror Shares or the failure to obtain Acquiror Shareholders Approval shall be deemed not to be an Acquiror Material Adverse Effect.

“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Public Shares” means the Acquiror Class A Ordinary Shares issued and outstanding that were initially sold in the initial public offering of Acquiror (including the offering in connection with the exercise of the over-allotment option).

“Acquiror Redemption Price” means a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the Second Closing, or such other time as agreed by Acquiror and the Company in writing including interest earned on the Trust Account (such interest shall be net of Taxes payable) and not previously released to the Acquiror to pay its Taxes, divided by the number of then issued Acquiror Public Shares, in connection with obtaining Acquiror Shareholder Approval.

“Acquiror Rights” means the rights to receive one-tenth of one (1) Acquiror Class A Ordinary Share issued prior to the date of this Agreement.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at the Acquiror Redemption Price.

“Acquiror Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the Transaction Documents (other than the Plan of First Merger) by Ordinary Resolution (as defined in the Acquiror Charter), (b) the approval of the Plan of First Merger and the First Merger by Special Resolution (as defined in the Acquiror Charter) and (c) the approval of any other proposals as the SEC and Nasdaq (or staff member thereof) indicate (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the transactions contemplated hereby to be consummated.

“Acquiror Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming Acquiror Shares.

“Acquiror Shareholder Redemption Right” means the right of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholders” means the holders of Acquiror Ordinary Shares as of the record date for the purpose of Acquiror Shareholder Approval.

“Acquiror Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses paid or payable by Acquiror (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding (i) fees of the underwriters of the IPO with respect to deferred underwriting commissions, and (ii) fees deposited into the Trust Account to extend the period of time Acquiror has to consummate its initial business combination in accordance with Acquiror’s Governing Documents), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, fairness opinion providers, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms and (b) any and all filing fees to Governmental Authorities in connection with the Transactions.

“Acquiror Unit” means collectively (i) the units issued by Acquiror in the IPO (including pursuant to the exercise of the underwriters’ overallotment option), each consisting of one Acquiror Ordinary Share and one Acquiror Right and (ii) 339,964 units issued by Acquiror to the Sponsors in a private placement in conjunction with its IPO (including pursuant to the exercise of the underwriters’ overallotment option).

“Acquisition Entities” means PubCo, Merger Sub I and Merger Sub II; and “Acquisition Entity” means any of them.

“Acquisition Entity Fundamental Representations” means the representations and warranties made pursuant to Section 6.3 (No Conflict), Section 6.5 (Governmental Authorities; Consents) and Section 6.7 (Brokers’ Fees).

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or formal inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise, provided, however, that for purposes of this Agreement, (i) Sponsors and Acquiror shall be deemed not to be Affiliates of the Company; and (ii) Affiliates of Acquiror and Affiliates of Sponsors shall be deemed to only refer to Sponsors, Acquiror and, if applicable, their respective directors and officers. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby, (i) any acquisition or purchase by any third party, directly or indirectly, of 20% or more of any shares of any class or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning 20% or more of any shares of any class or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries; provided that an “Alternative Proposal” shall not include any acquisition of any equity securities of the Company in connection with the exercise of any Company Warrants outstanding as of the date hereof.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws.

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Business Combination” has the meaning set forth in Article 1.1 of the Acquiror Charter as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Commercial or Transactional Contracts” means transactional Contracts, customary commercial Contracts, or Contracts entered into in the ordinary course of business that, in each case, are not primarily related to Taxes.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, or employee loan, note or pledge agreement, and any equity or equity-based compensation, profit-sharing, severance, retention, retirement, supplemental retirement, pension scheme, disability, death benefit, fringe benefit, insurance, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former (solely to the extent of any ongoing liability) director, officer, individual consultant, worker or employee, or other individual service provider, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or would reasonably be expected to have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Board” means the board of directors of the Company effective in existence in accordance with the governing documents of the Company immediately prior to the Second Merger Effective Time, for the purposes of approving the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby.

“Company Charter” means, as the context requires, the memorandum and articles of association of the Company adopted at incorporation or the amended and restated memorandum and articles of association of the Company in effect immediately prior to the Second Merger Effective Time.

“Company Exchanging Share” means each Company Ordinary Share issued and outstanding immediately prior to the Second Merger Effective Time, but excluding any Company Shares referred to in Section 3.1(b)(ii) and any Dissenting Company Shares.

“Company Fundamental Representations” means the representations and warranties made pursuant to the Section 4.1 (Company Organization), Section 4.2 (Subsidiaries), Section 4.4 (No Conflict), Section 4.5 (Governmental Authorities; Consents), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), Section 4.15 (Taxes), and Section 4.32 (Brokers’ Fees).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in interest rates or economic, political, business or financial market conditions generally, (b) the taking of any action required to be taken under this Agreement, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), cyberattacks, epidemic or pandemic, acts of nature or change in climate, (d) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (c) or clauses (e) through (f) of this definition), (e) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (f) any action taken by, or at the request of, Acquiror; (g) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (h) any matter set forth on the Company Disclosure Letter which is stated therein as constituting a Company Material Adverse Effect (disregarding this clause (h)).

“Company Class B Ordinary Shares” means the Class B ordinary shares of the Company, without par value.

“Company Class A Ordinary Shares” means the Class A ordinary shares of the Company, without par value.

“Company Ordinary Shares” means, collectively, Company Class A Ordinary Shares and Company Class B Ordinary Shares.

“Company Related Party” means any (a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds, or holds to right to acquire no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or (b) any director (including any nominee and alternative director), officer, commissioner or Executive-level Employee of the Company or any of its Subsidiaries or higher or any immediate family member of the foregoing Persons, in the case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Shares” means the Company Ordinary Shares.

“Company Shareholder” means any holder of any Company Ordinary Shares.

“Company Transaction Expenses” means any and all reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to Governmental Authorities in connection with the Transactions.

“Contracts” means any legally binding (whether written or verbal) contracts, deeds, agreements, subcontracts, leases, licenses, sublicenses, insurance policies, purchase orders or undertakings of any nature that have any outstanding rights or obligations.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a ratio equal to the quotient of (A) $300,000,000 divided by $10.00 per share, divided by (B) number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

“Executive-level Employee” means (i) the chief executive officer, chief financial officer, chief technology officer, chief marketing officer and chief operating officer of the Company or any Subsidiary of the Company, including employees acting in similar capacities, or (ii)any employee of the Company or any Subsidiary of the Company with an annual base salary payable by the Company or any Subsidiary of the Company exceeding $200,000.

“First Merger Consideration” means the PubCo Ordinary Shares receivable by Acquiror Shareholders pursuant to Section 3.1(a)(i).

“Fraud” means actual and intentional fraud (and not constructive or equitable fraud or fraud based on negligence or recklessness) committed by a Person with actual knowledge of the falsity of any representation or warranty set forth in this Agreement and with the actual intent to deceive or mislead another Person and induce such Person to enter into this Agreement in reliance thereon, under New York common law.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, and consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern(s) its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association and the “Governing Documents” of a Cayman Islands limited liability company are its limited liability company agreement.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board in effect from time to time applied consistently throughout the periods involved.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed or for which such Person has given assurance, comfort, keep-well or any similar undertaking, directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing by the competent Governmental Authorities, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of preemption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding transfer restrictions under applicable securities Laws).

“OAG Restructuring” means (a) the acquisition by OAG Group Ltd, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of OAG International Ltd, of the entire issued share capital (namely, one ordinary share)  of OAG International Pipeline Services Ltd (Registration No. LPC0004), a company incorporated in Labuan, from Jonathan Chong Teik Cheh; and (b) the (i) surrender of the 20,000,000 class B ordinary shares currently issued to JCEE Holdings Ltd and (ii) the allotment and issue to JCEE Holdings Ltd, Renow Capital Ltd, Valinue Asset Ltd, Laboran Capital Ltd and Bawoon Investment Ltd respectively of 1,000, 51, 56, 57 and 36 class A ordinary shares of OAG International Ltd.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as set forth on www.opensource.org.) or the Free Software Definition (as promulgated by the Free Software Foundation as set forth on https://www.fsf.org/), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Plan of First Merger” means the plan of merger, in respect of the First Merger, substantially in the form attached hereto as Exhibit A and any amendment or variations thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“Plan of Second Merger” means the plan of merger, in respect of the Second Merger, substantially in the form attached hereto as Exhibit B and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act and the terms thereof.

“PubCo Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of PubCo, having the rights and subject to the restrictions set out in the PubCo Charter.

“Redeeming Acquiror Shares” means Acquiror Public Shares in respect of which the eligible (as determined in accordance with the Acquiror Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Acquiror Shareholder Redemption Right.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Requisite Company Shareholders” means Company Shareholders holding, in the aggregate, a majority of all issued and outstanding Company Shares to enable the Company Shareholder Approval to be obtained without the affirmative vote of any other Company Shareholder.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria, Venezuela, and the Crimea region of Ukraine and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member states, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Consideration” means the sum of PubCo Ordinary Shares receivable by Company Shareholders pursuant to Section 3.1(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsors” means Copley Square LLC, a Cayman Islands limited liability company, and Northlake Partner Ltd., a British Virgin Islands business company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a Subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Surviving Company Share” means an ordinary share of the Surviving Company.

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, form, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Plan of First Merger, the Plan of Second Merger, the Company Shareholders Support Agreement, the Sponsors Support Agreement, the Registration Rights Agreement, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Working Capital Loan” means any loan made to Acquiror by any of the Sponsors, an Affiliate of the Sponsors, or any of Acquiror’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (b) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports and (c) the phrase “to the knowledge” of an Acquisition Entity shall mean the actual knowledge of the directors of the respective Acquisition Entities.

Article II

THE MERGERS; MERGER CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the initial confidential filing of the Proxy/Registration Statement, the Company will complete the OAG Restructuring.

(b) Prior to the First Merger Effective Time, shareholder approvals and/or board approvals of PubCo (as applicable) have been the obtained which shall approve that (i) PubCo’s current memorandum and articles of association, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated and replaced in their entirety with the form of amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit C (the “PubCo Charter”), and, as so amended and restated, the PubCo Charter shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act; (ii) upon and following the First Merger Effective Time, directors of the board and officers of Acquiror immediately prior to the First Merger Effective Time shall cease to hold offices, and the board of directors and officers of Surviving Subsidiary shall be appointed by the Company, each to hold office in accordance with the Articles of the Surviving Subsidiary until their respective successors are duly appointed or elected or until their earlier death, resignation or removal; (iii) upon and following the Second Merger Effective Time, the board of directors of PubCo shall consist of three directors nominated by the Company, and two directors nominated by Acquiror as set forth in Section 2.1 of Acquiror Disclosure Letter and in accordance with Section 9.9(a)(ii), each of whom shall qualify as an independent director under the Exchange Act and the Nasdaq listing rules and be reasonably acceptable to the Company; and (iv) the officers of the Company immediately before the Second Merger Effective Time shall be the officers of PubCo, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Second Merger Effective Time.

Section 2.2 The First Merger.

(a) First Merger. Subject to Section 2.2(b), on the date which is no later than three (3) Business Days after the first date on which all conditions set forth in Section 10.1 and Section 10.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the First Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by Acquiror and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the First Merger (the “First Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.10. At the First Closing, Merger Sub I shall merge with and into Acquiror, with Acquiror being the surviving company in the First Merger (the day on which the First Closing occurs, the “First Closing Date”). PubCo, Acquiror and Merger Sub I shall execute and cause to be filed with the Cayman Registrar, the Plan of First Merger (substantially in the form attached hereto as Exhibit A) (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) and such other documents (including, without limitation, a director’s declaration by a director of each of Acquiror and Merger Sub I made in accordance with Section 233(9) of the Cayman Companies Act) as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the First Merger effective. The First Merger shall become effective at the time when the Plan of First Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Companies Act as may be agreed by Merger Sub I and Acquiror in writing and specified in the Plan of First Merger, provided that such later time shall not be a date later than the second (2nd) Business Day after the date when the Plan of First Merger is filed and registered with the Cayman Registrar (the “First Merger Effective Time”).

(b) Notice to Acquiror Shareholders Delivering Written Objection. If any Acquiror Shareholder gives to Acquiror, before the Acquiror Shareholders’ Approval is obtained at the Acquiror Shareholders’ Meeting, written objection to the First Merger (each, an “Acquiror Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) Acquiror shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days following the date on which the Acquiror Shareholders’ Approval is obtained, promptly give written notice of the authorization of the First Merger (the “Acquiror Authorization Notice”) to each such Acquiror Shareholder who has made an Acquiror Written Objection, and

(ii) unless Acquiror and the Company elect by agreement in writing to waive this Section 2.2(b)(ii) or unless there remains fewer than twenty-one (21) days prior to the Agreement End Date, no party shall be obligated to commence the First Closing, and the Plan of First Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Acquiror Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1 and Section 10.2.

(c) Effects of the First Merger. At and after the First Merger Effective Time, the First Merger shall have the effects set forth in this Agreement, the Plan of First Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities and duties of Acquiror and Merger Sub I shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, liabilities and duties of Acquiror as the Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Acquiror of any and all agreements, covenants, duties and obligations of Acquiror and Merger Sub I set forth in this Agreement and the other Transaction Documents to which Acquiror or Merger Sub I is a party, and Acquiror shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub I shall cease to exist.

(d) Organizational Documents of the Surviving Subsidiary. At the First Merger Effective Time, the Acquiror Charter, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated and replaced in its entirety with the form of the second amended and restated memorandum and articles of association of Acquiror attached hereto as Exhibit D (the “Articles of the Surviving Subsidiary”) and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Subsidiary, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(e) Directors and Officers of the Surviving Subsidiary. At the First Merger Effective Time, the board of directors and officers of the Surviving Subsidiary shall consist of the persons appointed by the Company, and the existing directors and officers of Acquiror immediately prior to the First Merger Effective Time shall resign and cease to hold office in the Surviving Subsidiary.

(f) PubCo Ordinary Shares held by the sole shareholder of PubCo. At the First Merger Effective Time and immediately following the issuance of one or more PubCo Ordinary Shares comprising the First Merger Consideration, the sole shareholder of PubCo immediately prior to the First Merger Effective Time shall surrender the Pre-Closing PubCo Ordinary Shares (as defined below) that were issued and outstanding immediately prior to the First Merger Effective Time (the “Surrender Shares”) for no consideration to PubCo and all such surrendered Pre-Closing PubCo Ordinary Shares shall be cancelled by PubCo.

Section 2.3 The Second Merger.

(a) Second Merger. After all conditions set forth in Section 10.1 and Section 10.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Second Closing, but subject to the satisfaction or waiver thereof) and no later than one (1) Business Day after the First Closing (or, if not on the same day, the First Merger Effective Time), or at such other time or in such other manner as shall be agreed upon by Acquiror and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Second Merger (the “Second Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.10. At the Second Closing, Merger Sub II shall merge with and into the Company, with the Company being the surviving company of the Second Merger (the day on which the Second Closing occurs, the “Second Closing Date”). PubCo, the Company and Merger Sub II shall execute and cause to be filed with the Cayman Registrar the Plan of Second Merger (substantially in the form attached hereto as Exhibit B) (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) and such other documents (including, without limitation, a director’s declaration by a director of each of Acquiror and Merger Sub I made in accordance with Section 233(9) of the Cayman Companies Act) as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Second Merger effective. The Second Merger shall become effective at the time when the Plan of Second Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Companies Act as may be agreed by Acquiror, Merger Sub II and the Company in writing and specified in the Plan of Second Merger, provided that such later time shall not be a date later than the second (2nd) Business Day after the date when the Plan of Second Merger is filed and registered with the Cayman Registrar (the “Second Merger Effective Time”).

(b) Notice to Company Shareholders Delivering Written Objection. If any Company Shareholder gives to the Company, before the Company Shareholder Approval is obtained at the Company Shareholders’ Meeting, written objection to the Second Merger (each, a “Company Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) The Company shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days immediately following the date on which the Company Shareholder Approval is obtained, promptly give written notice of the authorization of the Second Merger and the Plan of Second Merger (the “Company Authorization Notice”) to each such Company Shareholder who has made a Company Written Objection, and

(ii) unless Acquiror and the Company elect by agreement in writing to waive this Section 2.3(b)(ii) or unless there remains fewer than twenty-one (21) days prior to the Agreement End Date, no party shall be obligated to commence the Second Closing, and the Plan of Second Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Company Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1 and Section 10.3.

(c) Effect of the Second Merger. At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Plan of Second Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities and duties of the Company and Merger Sub II shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, liabilities and duties of the Company as the Surviving Company, which shall include the assumption by the Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub II set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub II is a party, and the Company shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub II shall cease to exist.

(d) Organizational Documents of the Surviving Company. At the Second Merger Effective Time, the Company Charter, as in effect immediately prior to the Second Merger Effective Time, shall be amended and restated and replaced in its entirety with the form of the amended and restated memorandum and articles of association of the Company attached hereto as Exhibit E (the “Articles of the Surviving Company”), and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(e) Directors and Officers of the Surviving Company. At the Second Merger Effective Time, the then existing sole director and officers of Merger Sub II shall cease to hold office, and the board of directors and officers of the Surviving Company shall consist of the board of the directors and officers of the Company immediately prior to the Second Merger Effective Time. Each director and officer of the Surviving Company shall hold office in accordance with the Articles of the Surviving Company until they are removed or resign in accordance with the Articles of the Surviving Company or until their respective successors are duly elected or appointed and qualified.

Section 2.4 Tax Free Reorganization Matters. Prior to the First Closing, (a) Merger Sub I and (b) Merger Sub II shall each elected to be treated as s corporation for U.S. federal income tax purposes as of the effective date of its formation and shall not subsequently change such classification. No party to this Agreement shall take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all U.S. Tax Returns consistent with the Intended Tax Treatment (including the filing of the statement required by Treasury Regulation Section 1.351-3), and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. This Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) with respect to the Second Merger, for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

Article III

EFFECTS OF THE MERGERS ON COMPANY AND ACQUIROR EQUITY SECURITIES

Section 3.1 Conversion of Acquiror and Company Securities.

(a) At the First Merger Effective Time, by virtue of and as part of the agreed consideration for the First Merger and without any action on the part of any holder of securities Acquiror or holder of securities of Merger Sub I:

(i) Acquiror Units. Each Acquiror Unit issued and outstanding immediately prior to the First Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Acquiror Class A Ordinary Share and one Acquiror Right in accordance with the terms of the applicable Acquiror Unit (the “Unit Separation”). The underlying Acquiror Class A Ordinary Shares and Acquiror Rights held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1(a).

(ii) Acquiror Rights. Each Acquiror Right issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted into one-tenth (1/10) Acquiror Class A Ordinary Share (the “Acquiror Right Conversion”); provided that no Acquiror Class A Ordinary Share will be issued in connection with the Acquiror Right Conversion such that if a holder of Acquiror Rights would be entitled to receive a fractional Acquiror Class A Ordinary Share upon the Acquiror Right Conversion, the number of Acquiror Class A Ordinary Share to be issued to such holder upon the Acquiror Right Conversion shall be rounded down to the nearest whole number of Acquiror Class A Ordinary Shares.

(iii) Acquiror Class B Ordinary Shares. Each Acquiror Class B Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted into one Acquiror Class A Ordinary Shares (the “Acquiror Class B Ordinary Share Conversion”).

(iv) Acquiror Class A Ordinary Shares. Immediately following the Unit Separation, Acquiror Right Conversion, and Acquiror Class B Ordinary Share Conversion in accordance with Section 3.1(a)(i), Section 3.1(a)(ii), and Section 3.1(a)(iii), each Acquiror Class A Ordinary Share (which, for the avoidance of doubt, includes the Acquiror Class A Ordinary Shares held as a result of the Unit Separation, Acquiror Right Conversion, and Acquiror Class B Ordinary Share Conversion) issued and outstanding immediately prior to the First Merger Effective Time (other than (1) any Acquiror Class A Ordinary Shares referred to in Section 3.1(a)(v), (2) Redeeming Acquiror Shares and (3) Dissenting Acquiror Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share. As of the First Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to such Acquiror Class A Ordinary Shares, except as expressly provided herein.

(v) Acquiror Treasury Shares. Notwithstanding Section 3.1(a)(iv) above or any other provision of this Agreement to the contrary, if there are any Acquiror Ordinary Shares that are held by Acquiror as treasury shares or any Acquiror Ordinary Shares held by any direct or indirect Subsidiary of Acquiror immediately prior to the First Merger Effective Time, such Acquiror Ordinary Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(vi) Redeeming Acquiror Shares. Each Redeeming Acquiror Share issued and outstanding immediately prior to the First Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid Acquiror Redemption Price per share in accordance with the Acquiror Charter.

(vii) Dissenting Acquiror Shares. Each Dissenting Acquiror Share issued and outstanding immediately prior to the First Merger Effective Time held by a Dissenting Acquiror Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.4 and shall thereafter represent only the right to be paid the fair value of such Dissenting Acquiror Share determined in accordance with Section 238 of the Cayman Companies Act and such other rights as are granted by the Cayman Companies Act.

(viii) Merger Sub I Share. The Merger Sub I Share (as defined below) issued and outstanding immediately prior to the First Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Subsidiary, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Subsidiary.

(b) On the Second Closing Date and at the Second Merger Effective Time, by virtue of and as the agreed consideration for the Second Merger and without any action on the part of any holder of Company Shares, or securities of Merger Sub II:

(i) Company Exchanging Shares. Each Company Exchanging Share shall automatically be cancelled and cease to exist in exchange for the right to receive such fraction of a newly issued PubCo Ordinary Share, that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 3.1(c). As of the Second Merger Effective Time, each holder of a Company Exchanging Share shall cease to have any other rights in and to the securities of Company or the Surviving Company, except as expressly provided herein.

(ii) Treasury Shares. Notwithstanding Section 3.1(b)(i) above or any other provision of this Agreement to the contrary, if there are any Company Shares that are held by the Company as treasury shares or any Company Shares held by any direct or indirect Subsidiary of the Company immediately prior to the Second Merger Effective Time, such Company Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) Dissenting Company Shares. Each Dissenting Company Share issued and outstanding immediately prior to the Second Merger Effective Time held by a Dissenting Company Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.4 and shall thereafter represent only the right to be paid the fair value of such Dissenting Company Shares determined in accordance with Section 238 of the Cayman Companies Act and such other rights as are granted by the Cayman Companies Act.

(iv) Merger Sub II Share. The Merger Sub II Share (as defined below) issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Company.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Ordinary Share.

Section 3.2 Payment of Second Closing Consideration.

(a) At least two (2) business days prior to the Second Closing, to the extent available, Acquiror shall deliver to the Company, the calculation of the Acquiror Redemption Price, prepared by the Trustee in good faith in accordance with the Trust Agreement and the Acquiror Charter. The calculation of the Acquiror Redemption Price delivered by Acquiror hereunder shall be subject to reasonable review and agreed by the Company, and shall comport with the provisions of this Agreement.

(b) At least five (5) business days prior to the Second Closing, the Company shall deliver to PubCo a spreadsheet (as finalized pursuant to this Section 3.2, the “Company Shareholder Spreadsheet”), prepared by the Company in good faith in accordance with this Agreement and setting forth the following, in each case, as of immediately prior to the Second Merger Effective Time, based, when relevant, on assumptions reasonably acceptable to Acquiror which are described in detail in the Company Shareholder Spreadsheet (i) the name and address of record of each holder of and the number of Company Ordinary Shares held by each including the Company Dissenting Shares and (ii) the allocation of Second Closing Consideration payable to each Company Shareholder. The contents of the Company Shareholder Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Acquiror, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Company Shareholder Spreadsheet. The parties agree that PubCo shall be entitled to rely on the Company Shareholder Spreadsheet when issuing the Second Merger Consideration.

(c) For the purpose of clarification, nothing contained in this Section 3.2 or in the Company Shareholder Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 7.1(n) to obtain Acquiror’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of the Second Closing Consideration.

Section 3.3 Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror, PubCo and the Company, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, PubCo, or the Company, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Acquiror Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by Acquiror Shareholders who shall have validly exercised their dissenters’ rights for such Acquiror Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Acquiror Shares,” and the holders of such Dissenting Acquiror Shares being the “Dissenting Acquiror Shareholders”) shall be automatically cancelled and cease to exist at the First Merger Effective Time, shall not be converted into, and such Dissenting Acquiror Shareholders shall have no right to receive, the applicable shares and securities of PubCo unless and until such Dissenting Acquiror Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act. The Acquiror Ordinary Shares owned by any Acquiror Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting Acquiror Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Merger Effective Time, the right to receive the applicable shares and securities of PubCo, without any interest thereon in accordance with Section 3.1(a)(iii).

(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Shares that are issued and outstanding immediately prior to the Second Merger Effective Time and that are held by Company Shareholders who shall have validly exercised their dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Company Shares,” and the holders of such Dissenting Company Shares being the “Dissenting Company Shareholders”) shall be automatically cancelled and cease to exist at the First Merger Effective Time, shall not be converted into, and such Dissenting Company Shareholders shall have no right to receive, the applicable Second Merger Consideration unless and until such Dissenting Company Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act. The Company Shares owned by any Company Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Second Merger Effective Time, the right to receive the applicable Second Merger Consideration, without any interest thereon in accordance with Section 3.1(b)(i).

(c) Prior to the First Closing, the Company shall give Acquiror, and Acquiror shall give the Company, prompt written notice of any demands for dissenters’ rights made in accordance with the Cayman Companies Act and received by the Company from Company Shareholders and by Acquiror from its shareholders, respectively, and any withdrawals of such demands and the Company and Acquiror shall each have complete control over their own negotiations and proceedings with respect to such dissenters’ rights of its shareholders, except that neither the Company nor the Acquiror shall make or commit or agree to make any payment with respect to any exercise by its shareholders of its rights to dissent from the First Merger or Second Merger (as applicable) or commit or agree to settle or compromise any demands for appraisal, without the prior written consent of the Acquiror (in the case of the Company) or the Company (in the case of the Acquiror), in any such case with such consent not to be unreasonably withheld.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) which may be supplemented by the Company immediately prior to the Second Closing (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article IV), and (b) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Transactions, the Company represents and warrants to Acquiror as of the date hereof, as of the First Closing and as of the Second Closing as follows:

Section 4.1 Company Organization. The Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the Company Shareholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals and actions described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Second Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Second Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the Company Charter) is present, the approval and authorization of the Second Merger and the Plan of Second Merger (including, without limitation, the adoption of the Articles of the Surviving Company) shall require approval by a special resolution of the Company’s shareholders, being a resolution passed by at least a two-thirds (2/3) majority of the shareholders as, being entitled to do so, vote (in person or by proxy) at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given and which has been duly called by the Company Board and held for such purpose or a resolution approved in writing by all of the Company’s shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Company’s shareholders (the “Company Shareholder Approval”). The foregoing votes are the only votes of any of the Company Shares necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Second Closing.

(c) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions other than the Company Shareholder Approval.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12 to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) or other Person is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby (including under the Company Shareholders Agreement), except (a) as otherwise listed in Section 4.5 of the Company Disclosure Letter, (b) for the Company Shareholder Approval, (c) the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state blue sky or other securities Laws, the registration of the Plan of Second Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Company and the PubCo Charter with the Cayman Registrar, the filing of the updated register of directors reflecting the directors and officers of PubCo and the Company in connection with the First Merger and Second Merger (as the case may be), and publication of notification of the Second Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, and (d) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, and prior to the OAG Restructuring, the authorized share capital of the Company is 400,000,000 Company Class A Ordinary Shares, none of which are issued and outstanding, 50,000,000 Company Class B Ordinary Shares, of which 20,000,000 Company Class B Ordinary Shares are issued and outstanding, and 50,000,000 undesignated shares, of which none are issued and outstanding. Upon and following the completion of the OAG Restructuring, 1,200 Company Class A Shares will be issued and outstanding. Set forth in Section 4.6(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Shares and the number of Company Shares held by each such holder as of the date of this Agreement, which in aggregate constitute the entire issued, outstanding and paid-up share capital of the Company as of the date of this Agreement. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered and issued by the Company in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than the Company’s own Lien as provided for in the Company Charter). All filings and returns required by applicable Law to be delivered or made by the Company to the Cayman Registrar or Governmental Authorities in any other jurisdiction in respect of all issuances and transfers of Company Shares have been duly and correctly delivered or made on a timely basis.

(b) Except as otherwise set forth in this Section 4.6(b) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, restricted stock, restricted stock units, share appreciation rights, warrants, rights or other securities (including debt securities) convertible, into or exchangeable or exercisable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

Section 4.7 Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (for the purpose of this Section 4.7(a) only, excluding the Acquisition Entities) (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance or allotment of such securities by such Subsidiary; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which any such Subsidiary is a party or otherwise bound; and (iv) were issued free and clear of any Liens.

(b) The Company owns of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, restricted stock, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 4.8 Financial Statements; Internal Controls.

(a) The Company has previously provided to Acquiror true and complete copies of (i) the audited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended 2024 and 2025, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six months ended June 30, 2026 (the “Unaudited Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”), which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended , (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (iv) in the case of the Audited Financial Statements, were prepared in compliance in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) in the case of the Unaudited Financial Statements, when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company nor any director or officer of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any Fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(e) Except as set forth on Section 4.8(e) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any of their respective executive officers (as defined in Rule 3b-7 under the Exchange Act) or any director of the Company or its Subsidiaries.

Section 4.9 Undisclosed Liabilities. There is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, (d) arising under this Agreement or any other Transaction Document, (e) that will be discharged or paid off prior to or at the Second Closing or (f) which are not and would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, claims, proceedings or any other Actions (including any investigations or formal inquiries pending or, to the knowledge of the Company, threatened at law or in equity by or before any Governmental Authority (collectively, “Legal Proceedings”)), against the Company or any of the Company’s Subsidiaries or their respective properties or assets involving an amount that exceeds $200,000; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 4.11 Legal Compliance.

(a) Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) In the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, by any Governmental Authority, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, or employees, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of each Contract described in clauses (i) through (xvi) below, to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i) Each outstanding note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000 since January 1, 2023;

(ii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $1,000,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its wholly-owned Subsidiaries;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property that involves aggregate payments in excess of $100,000 in any calendar year since the incorporation;

(iv) Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $500,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(v) Contracts between the Company and its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently in force or under which any party thereto has outstanding obligations (collectively, “Related Party Agreements”), other than (1) Company Benefit Plans and (2) travel booking Contracts entered into in the ordinary course of business consistent with past practice;

(vi) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby, other than any Contracts involving payments of an amount not exceeding $200,000 annually or in the aggregate;

(vii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(viii) Any collective bargaining agreement or similar labor-related Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(ix) Each Contract (including license agreements, coexistence agreements and agreements with covenants not to sue, but not including assignment or transfer agreements, non-disclosure agreements or incidental trademark or other licenses incident to marketing, printing or advertising or services or other agreements entered into in the ordinary course of business) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(x) Each Contract entered into outside the ordinary course of business requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $200,000 in any calendar year;

(xi) Any Contract that (A) grants to any third Person any “most favored nation rights”; or (B) grants to any third Person (except for the Company’s wholly-owned Subsidiaries) price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xiii) Contracts in connection with the waiver, compromise, or settlement of any Legal Proceedings involving payment of an amount greater than $100,000 that remains outstanding as of the date of this Agreement;

(xiv) Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $100,000; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xi) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Second Closing Date, all of the Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the twelve (12) months immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by IFRS; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), a multiple employer plan (as described in Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under any such plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code and the regulations thereunder in all material respects.

(e) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(f) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as a termination of employment or service following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code. Each Company Benefit Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code and the regulations thereunder in all material respects.

Section 4.14 Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar labor-related agreement with any labor union or similar labor organization representing employees of the Company or any of the Company’s Subsidiaries, and no such agreement is currently being negotiated by the Company or any of the Company’s Subsidiaries, and (ii) to the knowledge of the Company, no labor union or any other similar labor organization has a certification or representation petition currently pending before any applicable labor relations tribunal or similar Governmental Authority seeking to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organizing activity involving any employees of the Company or any of its Subsidiaries in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, concerted slowdown, concerted work stoppage, lockout or other labor dispute against the Company or any Subsidiary of the Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries are and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay, working time, employee classification, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, and employee leave issues, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole.

(c) In the past three (3) years, except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), the Company and its Subsidiaries have not been party to (i) any unfair labor practice charge or labor complaint pending or, to the knowledge of the Company threatened, before the U.S. National Labor Relations Board or any other similar labor-related Governmental Authority against them, (ii) any complaints, grievances or arbitrations arising out of any collective bargaining agreement pending before any Governmental Authority, (iii) any material charge or complaint pending or to the knowledge of the Company threatened, before any Governmental Authority responsible for the prevention of unlawful employment practices brought by any employee of the Company or its Subsidiaries, (iv) to the knowledge of the Company, any investigation by any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws relating to the Company’s labor or employment practices, or (v) any complaint or lawsuit pending or, to the knowledge of the Company, threatened before any Governmental Authority by or on behalf of any present or former employee of the Company or its Subsidiaries alleging violations of any applicable Law governing employment or the termination thereof involving an amount claimed against any of the Company or its Subsidiaries that exceeds $100,000.

(d) To the knowledge of the Company, no present employee of the Company or any of the Company’s Subsidiaries is in material violation of (i) any restrictive covenant or nondisclosure agreement with the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure agreement with a former employer of such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information of such former employer, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with outstanding obligations with a current or former officer or employee of the Company or any of the Company’s Subsidiaries that involves allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (i) officer of the Company or any of the Company’s Subsidiaries or (ii) Executive-level Employee of the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there are no material allegations of sexual harassment, sexual misconduct or unlawful discrimination against any current (y) officer of the Company or any of the Company’s Subsidiaries or (z) Executive-level Employee of the Company or any of the Company’s Subsidiaries, in each case made to or filed with the human resources department of the Company or the Company’s Subsidiaries by another employee of the Company or the Company’s Subsidiaries and currently pending or being investigated.

(f) In the past three (3) years, the Company and its Subsidiaries have not implemented any “mass layoffs” or “plant closings”, as such terms are defined under the Worker Adjustment and Retraining Notification Act, or implemented any group terminations, group layoffs or similar workforce actions that required notices be provided to employees of the Company or its Subsidiaries pursuant to any similar state or foreign Law where any material liability remains outstanding.

Section 4.15 Taxes.

(a) All income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been fully and timely paid.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no material Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There is no Tax audit or other examination of the Company or any of its Subsidiaries with respect to material Taxes presently in progress, nor has the Company or any of its Subsidiaries been notified of any request or threat for such an audit or other examination. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and Commercial or Transactional Contracts.

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than a Commercial or Transactional Contract) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) The Company has not been, is not, and immediately prior to the First Merger Effective Time and Second Merger Effective Time will not be, treated as an “investment company” within the meaning of Sections 351(e)(1) nor Section 368(a)(2)(F) of the Code.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; or (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business.

(o) Neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.16 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last three (3) years.

Section 4.17 Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, materially modify the terms of, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.17 of the Company Disclosure Letter. Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries.

Section 4.18 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.19 Real Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement of (w) the street address of each parcel of Leased Real Property, (x) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (y) the terms and rental payment amounts pertaining to each such parcel of Leased Real Property and (z) the current use of each such parcel of Leased Real Property. Neither the Company nor its Subsidiaries owns any real property. Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), with respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, there are no material disputes pending or to the knowledge of the Company threatened with respect to such Real Property Leases.

(iv) To the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (it being understood that the foregoing representation shall not be construed as a representation of non-infringement of third party Intellectual Property rights, which is addressed solely in subsection (c)).

(c) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. To their knowledge, as of the date hereof, there is no action pending before any Governmental Authority to which the Company or any of the Company’s Subsidiaries is a named party, or, to the knowledge of the Company, that is threatened against the Company or its Subsidiaries, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(d) Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with their business.

(g) With respect to the material software used or held for use in the business of the Company and its Subsidiaries, the Company and its Subsidiaries take commercially reasonable measures to prevent the introduction into such software of any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, in each case of such software and materials that are material to the business of the Company and its Subsidiaries, taken as a whole, is in material compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any software or Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, and owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(i) Neither the Company nor its Subsidiaries has delivered, licensed or made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software owned by the Company or its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, to any escrow agent or other third Person (other than contractors or consultants in the course of performing services for the Company and its Subsidiaries and that are subject to non-disclosure agreements).

Section 4.21 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have taken reasonable steps to maintain and comply with, (i) all applicable Laws relating to the privacy and/or security of personal information (including, to the extent constituting such applicable Laws, all related implementing rules, regulations, guidelines and circulars of data privacy regulators implementing or enforcing such Laws), (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems; in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights by the Company or its Subsidiaries in connection with the foregoing, except as would not reasonably be expected to be material to the business of the Company and its subsidiaries taken as a whole.

(b) (i) During the last three (3) years, there have been, no breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) during the last twelve (12) months, there have been no disruptions in any such information technology systems; in each case, that materially adversely affected the Company’s and its Subsidiaries’ business or operations, taken as a whole and any such disruptions have been remedied in all material respects. The Company and its Subsidiaries take commercially reasonable measures (and any other measures required by applicable Law) designed to protect personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Except as would not reasonably be expected to be material to the business of the Company and its subsidiaries, taken as a whole, during the last three (3) years, neither the Company nor any Subsidiary of the Company has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing incidents, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.22 Environmental Matters. The Company and its Subsidiaries are and, except for matters which have been fully resolved, have to their knowledge been in material compliance with all Environmental Laws and neither the Company nor any of its Subsidiaries is, as of the date hereof, subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, there has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property. No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

Section 4.23 Absence of Changes. Since the date of the most recent statement of financial position included in the Audited Financial Statements, (i) there has not been any Company Material Adverse Effect; and (ii) the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 4.24 Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

(c) As of the date hereof, there are no current or pending internal investigations, or, to the knowledge of the Company, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.25 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, and each of their respective directors officers, and to the knowledge of the Company, each of their respective employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all material licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of the Company or its Subsidiaries, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) The Company and its Subsidiaries have in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Sanctions.

Section 4.26 Proxy/Registration Statement. The information supplied by the Company or any of its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or their respective Representatives on their respective behalf. For the avoidance of doubt, the forgoing representations are made as of the respective dates specified therein, and not as of the date of this Agreement.

Section 4.27 Vendors and Customers

(a) Section 4.27(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top five (5) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the twelve months for the period ended December 31, 2025 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date of this Agreement, informed the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of the stated term of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c) Section 4.27(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top five (5) customers based on the aggregate Dollar value of revenues generated by the Company and its Subsidiaries from such customers during the twelve-month period ended December 31, 2025 (the “Top Customers”).

(d) None of the Top Customers has, as of the date of this Agreement, informed the Company or any of its Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially reduce, or materially and adversely modify its existing business relationship with the Company or any of its Subsidiaries (other than due to the expiration of the stated term of an existing contractual arrangement), and, to the knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute with the Company or any of its Subsidiaries or their respective businesses.

(e) Except as set forth in Section 4.27(e) of the Company Disclosure Letter, during the past three years, the Company and its Subsidiaries have complied in all material respects with the health, safety, environmental, quality assurance, quality control, performance and warranty requirements of their material customer contracts, including any project specifications and industry standards incorporated therein. There are no pending or, to the Company’s knowledge, threatened material claims, and neither the Company nor any of its Subsidiaries has received written notice of any unresolved material claim, alleging non-conformance, defect, rework, failed audit or qualification, safety incident, breach of warranty, service failure or other failure to comply with such contractual requirements.

(f) Except as set forth in Section 4.27(f) of the Company Disclosure Letter, during the past three years, neither the Company nor any of its Subsidiaries has been suspended, debarred, blacklisted, disqualified, removed from any approved vendor list or otherwise prohibited from bidding for or performing work for any material customer, Governmental Authority, national oil company, state-owned enterprise, prime contractor or project owner, or received written notice threatening any such action. The foregoing sentence applies only in respect of any such action, prohibition or notice that is or would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(g) Notwithstanding paragraphs (a) and (c) above, to the extent that disclosure of the identity of any Top Vendor or Top Customer would contravene any binding confidentiality obligation owed to such counterparty, the Company shall be entitled to identify such counterparty in the Company Disclosure Letter by a unique anonymised reference, provided that its relative ranking is preserved and the nature of the applicable confidentiality restriction is disclosed to the extent legally and contractually permissible. Such anonymised identification shall constitute compliance with the identification requirements of this Section 4.27. The Company shall use commercially reasonable efforts to explore alternative lawful disclosure arrangements; provided, however, that the Company shall not be required, solely for the purposes of complying with this Section 4.27, to procure any counterparty consent or waiver, make any payment or grant any concession in connection therewith. For the avoidance of doubt, disclosure pursuant to this Section 4.27 shall not, of itself, constitute consent to or authorisation for the public disclosure of any counterparty’s identity or commercially sensitive information, without prejudice to any disclosure required under applicable Law.

Section 4.28 Government Contracts. The Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.29 Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 4.30 Company Transaction Expenses. The Company Transaction Expenses include any and all reasonable and documented out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to Governmental Authorities in connection with the Transactions.

Section 4.31 Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equityholders, partners, members and Representatives, including Sponsors and their Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article V.

Section 4.32 Brokers’ Fees. Except as set forth on Section 4.32 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror or any of its Affiliates, PubCo, Merger Sub I, Merger Sub II, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.33 [reserved]

Section 4.34 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Company and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and that neither Acquiror nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by Acquiror, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to the Company, its Subsidiaries or any of its or their Affiliates or Representatives are not and will not be deemed to be representations or warranties of Acquiror, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.35 No Additional Representation or Warranties. Except as provided in this Agreement, this Article IV and Section 12.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror and, except as expressly provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror as conducted after the First Closing, whether contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except (a) as set forth in any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), (b) as set forth in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement which may be supplemented by Acquiror immediately prior to the First Closing (each section of which, subject to Section 12.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V), and (c) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Transactions, Acquiror represents and warrants to the Company as of the date hereof and as of the First Closing, as follows:

Section 5.1 Company Organization. Acquiror has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Acquiror’s Governing Documents, as amended to the date of this Agreement and as previously made available by or on behalf of Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 5.2 Due Authorization.

(a) Other than the Acquiror Shareholder Approval, Acquiror has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.7), to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Acquiror Board and (B) determined by the Acquiror Board as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents to which Acquiror is a party contemplated hereby. This Agreement has been, and on or prior to the First Closing, the other documents to which Acquiror is a party contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and on or prior to the First Closing, the other documents to which Acquiror is a party contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the Transaction Proposal identified in clause (A) of Section 9.2(a)(i) shall require approval by Special Resolution (as defined in the Acquiror Charter) of the Acquiror Shareholders, which requires an affirmative vote of the holders of at least two-thirds of the issued and outstanding Acquiror Ordinary Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (B) to (D) of Section 9.2(a)(i), in each case, shall require approval by an Ordinary Resolution (as defined in the Acquiror Charter), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Ordinary Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose.

(c) The foregoing votes (including the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the First Closing and the Second Closing.

(d) At a meeting duly called and held, the Acquiror Board has approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Except as set forth on Section 5.3 of the Acquiror Disclosure Letter, subject to obtaining the Acquiror Shareholder Approval, the execution and delivery by Acquiror of this Agreement and the other Transaction Documents to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

Section 5.4 Litigation and Proceedings. Except as set forth on Section 5.4 of the Acquiror Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon Acquiror or any of its properties or assets, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement; or (ii) be or reasonably be expected to be material to the business of Acquiror.

Section 5.5 SEC Filings.

(a) Except as set forth on Section 5.5(a) of the Acquiror Disclosure Letter, Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, schedules, reports and other documents required to be filed by it with the SEC since the IPO, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the First Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the First Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) Except to the extent available on the SEC’s website through EDGAR, Acquiror has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Acquiror’s annual reports on Form 10-K for each fiscal year of Acquiror beginning with the first year Acquiror was required to file such a form, (ii) Acquiror’s quarterly reports on Form 10-Q for each fiscal quarter that Acquiror filed such reports to disclose its quarterly financial results in each of the fiscal years of Acquiror referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Acquiror with the SEC since the beginning of the first fiscal year referred to in clause (i) above and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of Sarbanes-Oxley Act) with respect to any report referred to in clause (i) above.

(c) As of the date of this Agreement, (i) the Acquiror Units issued by Acquiror in the IPO are listed on Nasdaq, (ii) Acquiror has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Acquiror Units, (ii) there are no Actions pending or, to the knowledge of Acquiror, threatened against Acquiror by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Acquiror Units on Nasdaq and (iv) such Acquiror Units are in compliance with all of the applicable corporate governance rules of Nasdaq.

Section 5.6 Internal Controls; Listing; Financial Statements. Except as set forth on Section 5.6 of the Acquiror Disclosure Letter:

(a) except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP;

(b) to the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(c) the Acquiror SEC Filings contain true and complete copies of the (x) audited balance sheet of Acquiror as of December 31, 2025, and (y) statements of operations, cash flow and shareholders’ equity of Acquiror for the period from August 15, 2024 (inception) through December 31, 2024, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations, changes in shareholders’ equity, and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, and (iv) prepared in accordance with PCAOB standards. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements;

(d) there are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act; and

(e) except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act or as otherwise set forth in the Acquiror SEC Filings, Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has delivered to the Company a true and complete copy (if any) of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any Fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror;

(f) neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror, or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any Fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter, (b) for the Acquiror Shareholder Approval, (c) the filing of the Proxy/Registration Statement with the SEC, other filings with respect to the Transactions pursuant to the applicable state blue sky or other securities Laws, the registration of the Plan of First Merger and filing of the related documentation with the Cayman Registrar, the filing of the Articles of the Surviving Subsidiary and the PubCo Charter with the Cayman Registrar and publication of notification of the First Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act, and (d) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement or (ii) be or reasonably be expected to be material to the business of Acquiror (taken as a whole).

Section 5.8 Trust Account. As of September 21, 2026, Acquiror has approximately $149,830,961.87 in the Trust Account, such monies held in cash deposit accounts pursuant to the Investment Management Trust Agreement, dated October 22, 2025, between Acquiror and Continental Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other binding arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Class A Ordinary Shares initially sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their Acquiror Class A Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the First Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Merger Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the First Merger Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of the IPO with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the First Merger Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the First Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of the IPO with respect to deferred underwriting commissions).

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since December 31, 2025, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement, and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.11 No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses expressly identified and quantified in Section 5.11 of Acquiror Disclosure Letter or otherwise expressly approved in writing by the Company, there is no other liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) set forth on Section 5.11 of the Acquiror Disclosure Letter (b) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (c) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, (d) that are executory obligations under any Contract to which Acquiror is a party or by which it is bound incurred in the ordinary course of business consistent with past practice of the Acquiror, (e) arising under this Agreement or any other Transaction Documents, (f) that will be discharged or paid off prior to or at the First Closing, (g) which are not and would not reasonably be expected to be material to Acquiror or (h) disclosed in any monthly report delivered by Acquiror to the Company pursuant to Section 8.8.

Section 5.12 Capitalization of Acquiror. Except as set forth on Section 5.12 of the Acquiror Disclosure Letter:

(a) as of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 400,000,000 Acquiror Class A Ordinary Shares, of which 15,859,856 shares are issued and outstanding as of the date of this Agreement (including 14,500,000 Acquiror Public Shares subject to possible redemption, and assuming the separation of all outstanding Acquiror Units into underlying Acquiror Class A Ordinary Shares and Acquiror Rights), (ii) 90,000,000 Acquiror Class B Ordinary Shares, of which 4,833,333 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement. All issued and outstanding Acquiror Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued by Acquiror in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound;

(b) As of the date of this Agreement, 14,839,964 Acquiror Rights are issued and outstanding (assuming the separation of all outstanding Acquiror Units into underlying Acquiror Class A Ordinary Shares and Acquiror Rights). Each Acquiror Right entitles the holder to receive one-tenth (1/10) of one Acquiror Class A Ordinary Share upon the closing of a Business Combination. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Rights;

(c) except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Ordinary Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Ordinary Shares or the value of which is determined by reference to the Acquiror Ordinary Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Ordinary Shares; and

(d) Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except as set forth on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Except as set forth in Section 5.14 of the Acquiror Disclosure Letter or as permitted by Section 8.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 5.15 Taxes.

(a) All income Tax Returns and all other material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions) and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects. All material Taxes due and payable (whether or not shown on any Tax Return) have been fully and timely paid. Section 5.15(a) of the Acquiror Disclosure Letter sets forth each jurisdiction where Acquiror files or is required to file a Tax Return.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e) There is no Tax audit, investigation, examination, or other Action of Acquiror presently in progress, nor has Acquiror been notified of any request or threat for such an audit, investigation, examination, or other Action. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror. Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes.

(f) Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and Commercial or Transactional Contracts).

(g) Acquiror has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Acquiror (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor or by Contract (other than a Commercial or Transactional Contract) or (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(i) No written claim has been made by any Governmental Authority where Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Acquiror has not, and has never had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) Since the date of its incorporation, Acquiror has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(m) Acquiror is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

(n) Acquiror does not have any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between Acquiror, on the one hand, and any Governmental Authority, on the other hand.

(o) Acquiror will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; or (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business.

(p) Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.16 Business Activities. Except as set forth on Section 5.16 of the Acquiror Disclosure Letter:

(a) since formation, Acquiror has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the First Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror;

(b) except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination; and

(c) except for Contracts relating to Acquiror Transaction Expenses, this Agreement and the other Transaction Documents to which Acquiror is a party and the other documents and transactions contemplated hereby and thereby, Contracts with the underwriters of Acquiror’s initial public offering, and Contracts relating to Working Capital Loans, Acquiror is not as of the date hereof party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts).

Section 5.17 Nasdaq Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “HAVA”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement or any other Transaction Document.

Section 5.18 Proxy/Registration Statement. Except as set forth on Section 5.18 of the Acquiror Disclosure Letter, the information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Subsidiaries or their respective Representatives on their respective behalf.

Section 5.19 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by the Company in Article IV), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will be deemed not to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20 No Additional Representation or Warranties. Except as expressly provided in this Article V, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, Acquiror acknowledges that the Acquiror and its advisors have made their own investigation of the Company and, except as expressly provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Second Closing, whether contained in any materials provided by the Company, its Subsidiaries or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Each Acquisition Entity represents and warrants to the Company and Acquiror, on behalf of itself only, as of the date hereof, as follows (except in the case of Section 6.9 and Section 6.10, which representations and warranties are made solely by PubCo):

Section 6.1 Company Organization. Such Acquisition Entity has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of such Acquisition Entity’s Governing Documents, as amended to the date of this Agreement, previously delivered by such Acquisition Entity to the Company and Acquiror, are true, correct and complete. Such Acquisition Entity is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on such Acquisition Entity.

Section 6.2 Due Authorization. Such Acquisition Entity has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which such Acquisition Entity is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of such Acquisition Entity and (ii) determined by the board of directors of such Acquisition Entity as advisable to such Acquisition Entity and such Acquisition Entity’s shareholders and recommended for approval by such Acquisition Entity’s shareholders. No other company proceeding on the part of such Acquisition Entity is necessary to authorize this Agreement and the other documents to which such Acquisition Entity is a party contemplated hereby. This Agreement has been, and at or prior to the First Closing, the other documents to which such Acquisition Entity is a party contemplated hereby will be, duly and validly executed and delivered by such Acquisition Entity, and this Agreement constitutes, and at or prior to the First Closing, the other documents to which such Acquisition Entity is a party contemplated hereby will constitute, a legal, valid and binding obligation of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws (currently in effect or enacted following the date hereof) affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3 No Conflict. The execution and delivery by such Acquisition Entity of this Agreement and the other documents to which such Acquisition Entity is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of such Acquisition Entity, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to such Acquisition Entity, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Acquisition Entity is a party or by which such Acquisition Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of such Acquisition Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement.

Section 6.4 Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of such Acquisition Entity, threatened Legal Proceedings against such Acquisition Entity, its properties or assets; and (b) there is no outstanding Governmental Order specifically directed at and imposed upon such Acquisition Entity, nor are any properties or assets of such Acquisition Entity or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement; or (ii) be material to the business of such Acquisition Entity.

Section 6.5 Governmental Authorities; Consents. Assuming the truth and completeness of the respective representations and warranties of the Company and Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of such Acquisition Entity with respect to such Acquisition Entity’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Acquisition Entities (taken as a whole) and (b) the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of First Merger, the Plan of Second Merger and related documentation with the Cayman Registrar and publication of notification of the Mergers in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

Section 6.6 Capitalization of Acquisition Entities.

(a) As of the date of this Agreement, the authorized share capital of (i) PubCo consists of 500,000,000 ]ordinary shares, par value US$0.0001 per share (the “Pre-Closing PubCo Ordinary Shares”), of which 1 such share (such shares, as the same may be consolidated, subdivided or reclassified after the date of this Agreement), is issued and outstanding as of the date of this Agreement, (ii) Merger Sub I consists of 50,000 ordinary shares, par value US$1.00 per share, of which 1 such share (the “Merger Sub I Share”) is issued and outstanding as of the date of this Agreement, and (iii) Merger Sub II consists of 50,000 ordinary shares, par value US$1.00 per share, of which 1 such share (the “Merger Sub II Share”) is issued and outstanding as of the date of this Agreement. The foregoing represents all of the issued and outstanding Equity Securities of each of PubCo, Merger Sub I and Merger Sub II, respectively, as of the date of this Agreement. All of the issued and outstanding Equity Securities of the respective Acquisition Entities (1) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (2) have been offered, sold, transferred and issued in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the respective Acquisition Entities and (B) any other applicable Contracts governing the issuance or allotment of such securities to which the relevant Acquisition Entity is a party or otherwise bound; (3) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the respective Acquisition Entities or any Contract to which the relevant Acquisition Entity is a party or otherwise bound; and (4) were issued and are owned of record and beneficially by the applicable owner thereof free and clear of any Liens (other than each Acquisition Entity’s own Lien with respect to the issued shares in its capital as provided for in the Governing Documents of the relevant Acquisition Entity). All filings and returns required by applicable Law to be delivered or made by the relevant Acquisition Entity to the relevant authorities in the Cayman Islands or any other jurisdiction in respect of all issuances and transfers of Equity Securities of such relevant Acquisition Entity has been duly and correctly delivered or made on a timely basis.

(b) Except as set forth in this Section 6.6 or as contemplated by this Agreement or the other documents to which such Acquisition Entity is a party contemplated hereby, such Acquisition Entity has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for any shares of such Acquisition Entity, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any shares of such Acquisition Entity or the value of which is determined by reference to the shares of such Acquisition Entity, and there are no Contracts of any kind which may obligate such Acquisition Entity to issue, purchase, redeem or otherwise acquire any shares of such Acquisition Entity.

(c) Such Acquisition Entity has no Subsidiaries (other than Merger Sub I and Merger Sub II being wholly-owned Subsidiaries of PubCo), and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Such Acquisition Entity is not party to any Contract that obligates such Acquisition Entity to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.7 Brokers’ Fees. Except for fees described on Section 4.32 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by such Acquisition Entity.

Section 6.8 Business Activities. Since formation, such Acquisition Entity has not conducted any business activities other than those directed toward the consummation of the Transactions. Except as set forth in such Acquisition Entity’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon such Acquisition Entity or to which such Acquisition Entity is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of such Acquisition Entity or any acquisition of property by such Acquisition Entity or the conduct of business by such Acquisition Entity as currently conducted or as contemplated to be conducted as of the First Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to such Acquisition Entity.

Section 6.9 Consideration Shares. The First Merger Consideration and Second Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, PubCo’s Governing Documents, or any Contract to which PubCo is a party or otherwise bound.

Section 6.10 Foreign Private Issuer and Emerging Growth Company. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Second Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 6.11 Intended Tax Treatment. Such Acquisition Entity has not taken any action or agreed to take any action, nor to the knowledge of such Acquisition Entity are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 6.12 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, such Acquisition Entity and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives, acknowledge and agree that such Acquisition Entity has made its own investigation of Acquiror and the Company and that neither Acquiror, the Company nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied (other than those expressly given by the Company in Article IV and Acquiror in Article V), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or Acquiror. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be provided by the Company or Acquiror, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to any Acquisition Entity, its Subsidiaries or any of its Affiliates or Representatives are not and will be deemed not to be representations or warranties of the Company or Acquiror, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, such Acquisition Entity understands and agrees that any assets, properties and business of the Company or Acquiror are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV and Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Article VII

COVENANTS OF THE COMPANY & THE ACQUISITION ENTITIES

Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the Second Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), each of PubCo, Merger Sub I, Merger Sub II and the Company shall, and the Company shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents (including the completion of the OAG Restructuring), (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents, except solely in the case of any Subsidiary of the Company, where non-compliance by such Subsidiary would not be material to the Transactions or to the business of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), PubCo, Merger Sub I, Merger Sub II and the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) (i) change or amend its Governing Documents or the Governing Documents of any of the Company’s Subsidiaries, except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the Transactions or to the business of the Company and its Subsidiaries, taken as a whole; or (ii) form or cause to be formed any new Subsidiary of PubCo, Merger Sub I or Merger Sub II;

(b) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities (other than dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(c) (i) split or subdivide, combine or consolidate, reclassify, recapitalize or otherwise amend any terms of any shares or series of its or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company for its own Equity Securities where such Subsidiary remains a wholly-owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital or outstanding Equity Securities or Equity Securities of its Subsidiaries, except for transactions solely among the Company, any wholly-owned Subsidiary of the Company or among wholly-owned Subsidiaries of the Company in any such case for Equity Securities of a wholly-owned Subsidiary of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any of its material tangible assets or properties, except for (i) dispositions of obsolete or worthless equipment or other tangible assets or properties, (ii) transactions solely among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries, and (iii) transactions in the ordinary course of business;

(g) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12(a) or Section 4.13(f) of the Company Disclosure Letter, (i) increase or grant any equity or equity based awards (except as permitted by Section 7.1(n)) or other severance, retention, change in control or termination or similar pay, (ii) hire or terminate (other than for cause or due to death or disability) any employee or consultant of the Company or any Subsidiary of the Company other than any employee or consultant with an annual base salary that does not exceed $500,000, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except for entering into, terminating or taking any other action with respect to any employment or engagement arrangements, to the extent not otherwise prohibited under any other sub-section of this Section 7.1(g), (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or individual independent contractor, except in the ordinary course of business, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable or provided by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) in the case of PubCo, Merger Sub I and Merger Sub II only, acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of, making any investment in or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances;

(j) issue or sell any debt securities or options, warrants or other rights to acquire any debt securities of PubCo, Merger Sub I, Merger Sub II or the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, other than (i) in the case of the Company and its Subsidiaries only, in a principal amount not exceeding $100,000,000 in aggregate or (ii) borrowings under credit agreements disclosed in Section 7.1(j) of the Company Disclosure Letter, in the form and within the limits that exist on the date hereof;

(k) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement with a Governmental Authority in respect of material Taxes or enter into any Tax sharing agreement or similar agreement (other than a Commercial or Transactional Agreement), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes for a period in excess of twenty-four (24) months;

(l) except as contemplated by this Agreement, the Transaction Documents, and the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(m) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $150,000, except as such obligations become due or in the ordinary course of business consistent with past practice;

(n) other than pursuant to any Transaction Financing Agreement, issue, sell, grant, pledge, transfer or otherwise dispose of (i) any of its Equity Securities, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations to issue, deliver or sell any Equity Securities of the Company, any Subsidiary of the Company, PubCo, Merger Sub I or Merger Sub II, or (iii) amend, waive or modify any terms or rights of or attaching to any Equity Securities of any of them, in each case of the foregoing (i), (ii) and (iii), other than (y) Company Ordinary Shares upon conversion of the applicable Company Shares outstanding as of the date hereof in accordance with the Company Charter as of the date hereof and (z) issuance of Equity Securities by a Subsidiary of the Company (1) to the Company or a wholly-owned Subsidiary of the Company or (2) on a pro rata basis to all shareholders of such Subsidiary;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or winding up of PubCo, Merger Sub I, Merger Sub II or the Company or any of the Company’s Subsidiaries, other than liquidation or dissolution of any dormant Subsidiary of the Company;

(p) waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(q) assign or grant to, or agree to assign or grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) and (ii) non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its Representatives) any trade secret of the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(s) make or commit to make capital expenditures other than in an amount not in excess of $5,000,000, in the aggregate;

(t) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u) other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other labor organization representing employees of the Company or any of the Company’s Subsidiaries, on the other hand, or recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) terminate without replacement, abrogate, suspend, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(w) expressly waive the written restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x) (i) limit its right or the right of any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, adversely affect, or disrupt, in any material respect, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y) terminate without replacement or amend in a manner adverse, in any material respect, to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(z) make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards;

(aa) other than (i) expressly required by any Transaction Document or (ii) those employment agreements, indemnification agreements, Contracts covered by any Company Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature in each case entered into on arm’s length terms in the ordinary course consistent with past practice with employees (other than Executive-level Employees), enter into, renew or amend in any material respect or terminate, any Contract with a Company Related Party;

(bb) in the case of the Acquisition Entities only, conduct any business activities other than those solely related to the consummation of the Transactions;

(cc) in the case of the Acquisition Entities only, incur, guarantee or otherwise become liable for any Indebtedness; or

(dd) enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligations), and to the extent permitted by applicable Law, each of PubCo, Merger Sub I, Merger Sub II and the Company shall, and the Company shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries taken as a whole, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of PubCo, Merger Sub I, Merger Sub II and the Company and the Company’s Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information that are in the possession or control of the Company or any of its Subsidiaries or PubCo, Merger Sub I or Merger Sub II concerning the affairs of PubCo, Merger Sub I, Merger Sub II or the Company or any of the Company’s Subsidiaries as such Representatives may reasonably request for the purposes of and in connection with the Transactions or any Transaction Documents, including information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of PubCo, Merger Sub I, Merger Sub II and the Company and the Company’s Subsidiaries during the Interim Period. All information obtained by Acquiror or its respective Representatives pursuant to this Section 7.2 shall be subject to Section 9.10 of this Agreement.

Section 7.3 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall deliver to Acquiror and PubCo (i) audited consolidated statements of financial position and unaudited consolidated statements of comprehensive income, cash flow and shareholders’ equity of the Company and its Subsidiaries as of and for the fiscal year ended 2024 and 2025 which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2025 Financial Statements”); and (ii) pro forma consolidated financial statements in respect of the Company and its Subsidiaries and the Acquiror using the Acquiror’s audited statement of operations, cash flow and shareholders’ equity as of and for the six month period ended June 30, 2026, which comply in all material respects with the applicable accounting requirements (including the standard of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Pro Forma Financial Statements”).

(b) Each of the Company, PubCo, Merger Sub I and Merger Sub II shall each use its reasonable best efforts to (i) assist Acquiror, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by PubCo, Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 7.4 Alternative Proposals. From the date hereof until the Second Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, PubCo, Merger Sub I, Merger Sub II and the Company shall not (and the Company shall cause its Subsidiaries not to), and none of them shall permit any of their respective Representatives to, (a) solicit, initiate, facilitate or encourage any inquiries, proposals, indications of interest or offers that constitute, or that would reasonably be expected to constitute or lead to, an Alternative Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations with any third-party regarding an Alternative Proposal, or furnish to any third-party non-public information or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, (c) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall direct its Subsidiaries and controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror, Sponsors and their Representatives) with respect to an Alternative Proposal.

Section 7.5 Exchange Listing. From the date of this Agreement through the earlier of Second Closing and termination of this Agreement, PubCo shall apply for, and shall use reasonable best efforts to cause, and the Company shall provide all reasonable assistance reasonably required by PubCo in order for PubCo to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Second Closing Date.

Section 7.6 Notice of Developments. From and after the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement in accordance with its terms, each of PubCo, Merger Sub I, Merger Sub II and the Company shall promptly (and in any event prior to the Second Closing) notify Acquiror in writing, upon PubCo, Merger Sub I, Merger Sub II or the Company or any of the Company’s Subsidiaries, as applicable, becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article IV or by any Acquisition Entity in Article VI or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have an adverse effect in any material respect on the ability of the parties hereto (other than the Acquiror) to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 7.7 No Trading. Each of the Company, PubCo, Merger Sub I and Merger Sub II acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. Each of the Company, PubCo, Merger Sub I and Merger Sub II hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of Acquiror in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 7.8 Shareholder Litigation. Without limiting Section 7.1 above: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, PubCo, Merger Sub I or Merger Sub II, threatened in writing, against the Company or any of its Subsidiaries, PubCo, Merger Sub I or Merger Sub II or the board of directors of the Company or any of its Subsidiaries, PubCo, Merger Sub I or Merger Sub II by any Company Shareholders prior to the Second Closing, the Company, PubCo, Merger Sub I or Merger Sub II, as applicable, shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof; and (b) the Company, PubCo, Merger Sub I and Merger Sub II shall provide Acquiror the opportunity to participate in (at Acquiror’s own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall consider in good faith Acquiror’s suggestions with respect to such litigation and shall not settle any such litigation without prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 7.9 Employee Matters. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.9 are included for the sole benefit of Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan or other employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of PubCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Second Closing Date, or (iii) shall confer upon any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary (other than for any party to this Agreement) or other right of any kind or nature whatsoever.

Section 7.10 Shareholder Proxies. To the extent required for purposes of obtaining the Company Shareholder Approval, as soon as practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to solicit from its shareholders (other than any Company Shareholder which is a party to the Company Shareholders Support Agreement) the agreement of such shareholders (in a form reasonably satisfactory to Acquiror) to vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the Company Shareholder Approval, and/or to appoint individuals designated by the Company as proxies to vote in favor of the Company Shareholder Approval.

Section 7.11 Transaction Documents. Except as otherwise contemplated by this Agreement or the other Transaction Documents, during the Interim Period, none of PubCo, Merger Sub II, Merger Sub I or the Company shall amend any Transaction Document or the Company Charter, or agree to amend any Transaction Document or the Company Charter, unless consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, or delayed).

Section 7.12 Transaction Financings. Acquiror and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to: (a) identify sources of financing in the form of equity investments (the “Transaction Financing”) in an aggregate amount of $30,000,000, and to negotiate binding agreements in connection therewith (the “Transaction Financing Agreements”), in form and substance reasonably satisfactory to the Company and Acquiror, within nine (9) months after the Second Closing; and (b) reasonably cooperate in a timely manner in connection with any such Transaction Financing.

Section 7.13 Reference to the Surviving Company. For the purpose of this Article VII, when referring “Merger Sub I” or “the Company,” it shall be understood that it includes the Surviving Subsidiary if the First Merger has been completed, to the extent applicable.

Article VIII
COVENANTS OF ACQUIROR

Section 8.1 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice shall be provided by Acquiror to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the First Closing, Acquiror shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of the IPO all outstanding deferred underwriting commissions, (2) pay all accrued and unpaid Acquiror Transaction Expenses up to an aggregate amount not exceeding the amount disclosed in the monthly report to the Company and the Acquiror Disclosure Letter (“Acquiror Transaction Expense Cap”), as set forth on a written statement to be delivered to PubCo by or on behalf of Acquiror, not less than two (2) Business Days prior to the First Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof and a reasonably detailed breakdown of the nature, amount and payee of each such Acquiror Transaction Expense, together with reasonable supporting documentation therefor, provided that PubCo and the Company shall have the right to review and reasonably object to any amounts set forth in such written statement that exceed the Acquiror Transaction Expense Cap, and no such exceeding portion of the Acquiror Transaction Expense that is disputed in good faith by PubCo or the Company shall be paid from the Trust Account unless and until such dispute has been resolved or such amount has been agreed in writing by PubCo and the Company, (3) pay all accrued and unpaid Company Transaction Expenses, as set forth on a written statement to be delivered to PubCo by or on behalf of the Company, not less than two (2) Business Days prior to the First Closing Date, which shall include the respective amounts and wire transfers instructions for the payment thereof, and (4) after the deductions contemplated in (1), (2) and (3), pay all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein. If a bank account of PubCo or any of its Subsidiaries is designated by the Surviving Subsidiary under Clause (ii)(4), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Subsidiary to PubCo or such Subsidiary of PubCo, or (ii) a dividend from the Surviving Subsidiary to PubCo, in each case, as determined by the Surviving Subsidiary in its sole discretion, subject to applicable Laws.

Section 8.2 Nasdaq Listing. From the date of this Agreement through the First Merger Effective Time, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq.

Section 8.3 No Solicitation by Acquiror. From the date hereof until the First Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall direct the Sponsors and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, facilitate or encourage any inquiries, proposals, indications of interest or offers that constitute, or that would reasonably be expected to constitute or lead to, an Acquiror Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations with any third-party regarding an Acquiror Acquisition Proposal, or furnish to any third-party non-public information or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal, (c) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsors and their controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal. Notwithstanding the foregoing but subject to Section 12.14, nothing else in this Agreement shall prohibit Acquiror, or the Acquiror Board from making any legally required disclosure, including legally required disclosure of factual information regarding the business, financial condition or results of operations of Acquiror.

Section 8.4 Acquiror Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 8.4 of the Acquiror Disclosure Letter, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 8.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (i) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (ii) subdivided, consolidate, reclassify or otherwise amend any terms of its Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than redemptions of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(d) (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement, the Transaction Documents, and the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(f) other than as expressly required or contemplated by the Sponsors Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsors or an Affiliate of Acquiror (including (i) any Person in which the Sponsors have a direct or indirect legal or beneficial ownership interest of five percent (5%) or more and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or more in the Sponsors), other than any Contract relating to a Working Capital Loan, any Contract related to Acquiror Transaction Expenses, any Contract relating to the non-redemption of Acquiror Ordinary Shares or any other Contract set out in the Acquiror Disclosure Letter;

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000, (ii) any Acquiror Transaction Expenses, (iii) Working Capital Loans and (iv) other Indebtedness as set out in Section 8.4(g) of the Acquiror Disclosure Letter;

(h) (i) issue any Equity Securities or securities exercisable for or convertible into Equity Securities, or (ii) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof;

(i) make any change in its accounting principles or methods unless required by GAAP;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations of Acquiror; or

(l) enter into any agreement to do any action prohibited under this Section 8.4.

Section 8.5 Acquiror Public Filings. From the date hereof through the First Merger Effective Time, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.6 Shareholder Litigation. Without limiting Section 8.4 above, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Shareholders prior to the First Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.7 Transaction Documents. Except as otherwise contemplated by this Agreement or the other Transaction Documents, during the Interim Period, Acquiror shall not amend any Transaction Document, or agree to amend any Transaction Document, unless consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, or delayed).

Section 8.8 Monthly Reporting of Acquiror Transaction Expenses. From the date of this Agreement until the First Closing, Acquiror shall provide to the Company, on a monthly basis, a written report setting forth in reasonable detail the estimated amount of Acquiror Transaction Expenses expected to remain unpaid as of the First Closing. Each such report shall include a breakdown of such unpaid expenses by category and, where applicable, the relevant service provider, amount outstanding. Acquiror shall promptly notify the Company of any material increase in the amount of Acquiror Transaction Expenses or any new or previously undisclosed expense, liability or obligation that may reasonably be expected to affect the satisfaction of the Minimum Cash Condition.

Article IX

JOINT COVENANTS

Section 9.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain those regulatory approvals, consents, Actions, nonactions or waivers, and to provide any necessary or advisable regulatory notifications in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, PubCo, Merger Sub I, Merger Sub II and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization and to provide any necessary or advisable regulatory notifications under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company, PubCo, Merger Sub I, Merger Sub II shall (and the Company shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, their respective agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 12.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 9.2 Preparation of Proxy Statement/Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company, PubCo, Merger Sub I, Merger Sub II and Acquiror shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement and prospectus, the “Proxy/Registration Statement”) among other things, registering the PubCo Ordinary Shares issuable to the Acquiror Shareholders and the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt: (A) the First Merger and the Plan of First Merger (including, without limitation, the adoption of the Articles of the Surviving Subsidiary), (B) this Agreement, the other Transaction Documents and the Business Combination, (C) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (D), and (D) any other proposals as the SEC (or staff member thereof) indicates are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed in writing by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (D), collectively, the “Transaction Proposals”).

(ii) Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company, PubCo, Merger Sub I and Merger Sub II shall furnish all information concerning the Company and its Subsidiaries, PubCo, Merger Sub I and Merger Sub II and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii) As promptly as reasonably practicable after finalization and effectiveness of the Proxy/Registration Statement, unless otherwise mutually agreed by the Company and Acquiror, Acquiror shall use reasonable best efforts to within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders. Each of Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, PubCo, Merger Sub I, Merger Sub II, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iv) Subject to Section 12.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company. PubCo will advise the Company and Acquiror, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi) Each of Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall ensure that none of the information supplied by it or its Subsidiaries or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii) If at any time prior to the Second Merger Effective Time the Company, PubCo, Merger Sub I, Merger Sub II or Acquiror becomes aware that any information relating to the Company, PubCo, Merger Sub I, Merger Sub II, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders and Company Shareholders.

(b) Acquiror Shareholder Approval.

(i) As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall establish a record date for, duly call and give notice of, convene and hold a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii) Acquiror will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii) The Proxy/Registration Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

(c) Company Shareholder Approval.

(i) As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall either (x) establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Shareholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter as may be mutually agreed by Acquiror and the Company, or (y) solicit the written resolution of all Company Shareholders entitled to vote at a general meeting of the Company for the purpose of obtaining the Company Shareholder Approval. The Company will use its reasonable best efforts to (A) solicit from its shareholders proxies or written resolutions, as applicable, in favor of the Company Shareholder Approval and will take such other action as is reasonably necessary or advisable to obtain such proxies or written resolutions and the Company Shareholder Approval and (B) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company (y) shall set the date of the Company Shareholders’ Meeting (if a meeting is to be held) not more than fifteen (15) days after the Proxy/Registration Statement is declared effective or such other date as may be agreed by Acquiror and the Company in writing, acting reasonably, and (z) shall not adjourn the Company Shareholders’ Meeting for more than three (3) Business Days in aggregate (and in any event to a date not less than 48 hours before the scheduled Acquiror Shareholders’ Meeting) without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) The Company shall send the Proxy/Registration Statement and the meeting materials to the Company Shareholders which shall seek the Company Shareholder Approval and shall include together with all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror, PubCo, Merger Sub I, Merger Sub II and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, PubCo, Merger Sub I, Merger Sub II or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable, and (c) use commercially reasonable efforts to carry out the Transaction Financing after the date hereof; provided that the Company and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 7.1 or Section 8.4, respectively.

Section 9.4 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement shall be paid one-half by the Company and one-half by the Acquiror.

(b) Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all U.S. Tax Returns consistent with the Intended Tax Treatment (to the extent required to file such a U.S. Tax Return) and shall not take any inconsistent position on any U.S. Tax Return, or during the course of any audit, litigation or other proceeding with respect to U.S. Taxes, except as otherwise required by applicable Law.

(c) None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(d) None of the Parties have, within the last two years, distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(e) Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Mergers qualifying for the Intended Tax Treatment). In the event either (i) Acquiror or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor. In the event the SEC requests or requires a Tax opinion with respect to the Mergers, Acquiror shall use reasonable best efforts to cause its Tax advisor to deliver such Tax opinion, subject to customary assumptions and limitations, to Acquiror, and the Company shall use reasonable best efforts to cause its Tax advisor to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company.

Section 9.5 Cooperation; Consultation. Prior to the Second Closing, each of the Company, the Acquisition Entities and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, the Acquisition Entities or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 9.6 Insurance.

(a) For a period of six (6) years from the First Merger Effective Time, PubCo, the Company (or the Surviving Company after the Second Merger Effective Time) shall, and PubCo shall cause the Surviving Company to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms substantially comparable to the coverage maintained immediately prior to the First Merger Effective Time; provided that (i) the Company (or the Surviving Company after the Second Merger Effective Time) may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms substantially comparable to the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Merger Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 9.6 shall be continued in respect of such claim until the final disposition thereof in accordance with the terms and limits of the applicable insurance policy. Notwithstanding the foregoing, the obligation to maintain such directors’ and officers’ liability insurance shall be subject to the availability of such coverage and the premiums payable therefor being commercially reasonable as determined by the board of directors of PubCo acting in good faith.

(b) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 9.6 shall survive the First Closing and the Second Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Company and the Surviving Subsidiary and all of their respective successors and assigns; and (ii) in the event that PubCo, the Company or the Surviving Subsidiary or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of PubCo, the Company and the Surviving Subsidiary shall ensure that proper provision shall be made so that the successors and assigns of PubCo, the Company (or the Surviving Company after the Second Merger Effective Time) and the Surviving Subsidiary, as applicable, shall succeed to the obligations set forth in this Section 9.6.

(c) Prior to the First Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Second Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Second Closing.

(d) The provisions of this Section 9.6: (i) shall be binding on PubCo, the Company and the Surviving Subsidiary and their respective successors and assigns, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iii) shall survive the consummation of the First Closing and Second Closing.

Section 9.7 Public Announcements.

(a) The Parties agree that, at any time on or after the date hereof and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Second Closing, no public release, filing or announcement concerning this Agreement or the other Transaction Documents or the Transactions shall be issued by any Party or any of their Representatives or Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Acquiror, the Company and the Acquisition Entities, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by applicable securities Laws, which shall be subject to the Company’s review, comment and approval prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Second Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a current report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by all applicable Laws which Acquiror and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each of the Company and Transaction Entities on one hand, and Acquiror on the other, shall, upon request by the other, furnish the other parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

Section 9.8 Key Person Agreements. Each of the Company and Surviving Company shall procure the execution and delivery of (i) Company Employment Agreement by each executive officers of the Surviving Company effective on and following the Second Closing, as set forth on Section 9.8 of the Company Disclosure Letter, containing non-disclosure, non-competition, non-circumvention/ solicitation protective clauses for the benefit of the Surviving Company, and (ii) Non-Compete Agreement on or before the Second Closing, by each Company Shareholder that will hold no less than 10% of PubCo’s issued and outstanding ordinary shares following the Second Closing, containing provisions of non-disclosure, non-competition, and non-solicitation (collectively, the “Key Person Agreements”).

Section 9.9 Post-Merger Closing Directors and Officers of PubCo. Each of the Company, PubCo and Acquiror shall take all such action within its power as may be necessary or appropriate such that upon the Second Closing:

(a) the board of directors of PubCo shall consist of (i) three (3) directors nominated by the Company and (ii) two (2) directors nominated by the Acquiror, being initially Eric Landheer and Will Garner, each of whom shall qualify as an independent director under the Exchange Act and the Nasdaq listing rules and reasonably acceptable to the Company, provided that the composition of board of directors of PubCo shall comply with applicable SEC and Nasdaq listing rules and regulations. For the avoidance of doubt, if any director nominated by the Company or the Acquiror pursuant to this Section is unable or unwilling to serve, is incapacitated, fails to assume office, resigns, is removed or otherwise ceases to serve as a director for any reason, such circumstance shall not invalidate, terminate or otherwise affect the validity or effectiveness of this Agreement or the consummation of the Transactions. In such event, the Company and the Acquiror shall mutually agree in good faith on a replacement director, and such replacement director shall satisfy all applicable requirements under the Exchange Act, the Nasdaq listing rules and other applicable Laws. Following the Closing, the composition of the board of directors of PubCo may be adjusted from time to time in accordance with the constitutional documents of PubCo and applicable Laws, provided that any such adjustment shall not affect the validity or effectiveness of this Agreement or the consummation of the Transactions; and

(b) the officers of the Company immediately before the Second Merger Effective Time shall be the officers of PubCo, and the existing officers of PubCo immediately prior to the Second Merger Effective Time shall resign and cease to hold office in PubCo.

Section 9.10 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Acquiror shall (and shall cause their Subsidiaries, as applicable, to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 9.4. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 9.10 shall be kept confidential.

Section 9.11 Tax Advisors. Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure.

Section 9.12 Assignment and Assumption of Obligations. Subject to Section 10.1(k), the parties acknowledge that Acquiror is a party to that certain Underwriting Agreement, dated October 22, 2025, by and between Acquiror and D. Boral Capital LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”). Pursuant to Section 3.34.2 of the Underwriting Agreement, effective as of the First Merger Effective Time, Acquiror hereby assigns to PubCo, and PubCo hereby assumes Acquiror’s indemnification obligations under Section 5 of the Underwriting Agreement. The parties further agree that D. Boral Capital LLC and the other underwriters under the Underwriting Agreement shall be entitled to rely on the representations and warranties contained in Article IV and Article V of this Agreement as is such underwriters were parties hereto.

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions of Each Party’s Obligations. The obligations of each Party to consummate, or cause to be consummated, the Mergers, are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:

(a) the Acquiror Shareholder Approval shall have been obtained and remain in full force and effect;

(b) the Company Shareholder Approval shall have been obtained and remain in full force and effect;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(e) all Regulatory Approvals necessary to consummate the Transactions as contemplated hereby shall have been obtained;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the First Closing or the Second Closing illegal or which otherwise prevents or prohibits consummation of the First Closing or the Second Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial;

(g) all third party consents necessary to consummate the Transactions as contemplated hereby shall have been obtained;

(h) there shall have been no Material Adverse Effect of any of the Company or the Acquisition Entities or Acquiror;

(i) the actions provided in Section 2.1 have been completed;

(j) all Transaction Documents shall have been executed and delivered by the other parties thereto and been in full force and effect in according with the terms thereof as of the First Closing and the Second Closing, as applicable; and

(k) Except as set forth on Section 10.1(k) of the Acquiror Disclosure Letter, Acquiror and each existing underwriter, placement agent, bookrunner, financial advisor, capital markets advisor or finder of Acquiror that has any right of first refusal, right of first offer or other similar preferential right in respect of, or right to participate in, any future offering of securities or any equity or debt financing of Acquiror or any successor thereto shall have irrevocably waived or terminated, with effect no later than the First Closing, all such rights to the extent that such rights would apply to or be enforceable against PubCo, the Surviving Company, the Surviving Subsidiary, the Company or any of their respective Subsidiaries or Affiliates following the Closing, and each such waiver or termination shall be evidenced by a written instrument duly executed and delivered by the applicable holder of such rights, in form and substance reasonably satisfactory to the Company.

Section 10.2 Conditions to Obligations of the Parties at the First Closing. The obligations of PubCo, Merger Sub I and Acquiror to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Fundamental Representations (in each case disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Acquiror Material Adverse Effect” or any similar qualification or exception), and the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), and Section 5.10 (Absence of Changes) shall be true and correct in all respects at and as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of the Acquiror contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Acquiror Material Adverse Effect” or any similar qualification or exception) shall be true and correct as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Acquiror Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(b) The Company Fundamental Representations (in each case disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), and the representations and warranties contained in (i) Section 4.3 (Due Authorization), Section 4.23 (Absence of Changes), Acquisition Entity Fundamental Representations, Section 6.1 (Company Organization), Section 6.2 (Due Authorization) and Section 6.6 (Capitalization of Acquisition Entities) shall be true and correct in all material respects at and as of the First Closing Date as if made at and as of the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date), and (ii) Section 4.6 (Capitalization of Company) and Section 4.7 (Capitalization of Subsidiaries) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the First Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 7.1 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date). Each of the other representations and warranties of (i) the Company contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception, ) shall be true and correct at and as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and (ii) the Acquisition Entities contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception) shall be true and correct at and as of the First Closing Date as if made at the First Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on any Acquisition Entity;

(c) each of the covenants of Acquiror, the Company and the Acquisition Entities to be performed as of or prior to the First Closing shall have been performed in all material respects;

(d) each of the Company and the Acquisition Entities shall have delivered to Acquiror a good standing certificate or similar documents applicable for the Company and relevant Acquisition Entities in its jurisdiction of incorporation) for such entity certified as of a date no earlier than ten (10) days prior to the First Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which such entity is qualified to do business as a foreign entity as of the First Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction;

(e) Acquiror shall have delivered to the Company and the Acquisition Entities a good standing certificate or similar documents applicable for Acquiror in its jurisdiction of incorporation) for such entity certified as of a date no earlier than ten (10) days prior to the First Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which Acquiror is qualified to do business as a foreign entity as of the First Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction;

(f) Each of the Company and the Acquisition Entities shall have delivered to Acquiror a certificate signed by an authorized director or officer of each of the Company and the Acquisition Entities certifying that the conditions specified in clauses (b), (c) (with respect to the Company and the Acquisition Entities), and (d) have been fulfilled; and

(g) Acquiror shall have delivered to PubCo a certificate signed by an authorized director or officer of Acquiror certifying that the conditions specified in clauses (a), (c) (with respect to Acquiror), and (e) have been fulfilled.

(h) At the First Closing, the sum of (i) the amount of cash available in the Trust Account (after giving effect to all Acquiror Share Redemptions but prior to giving effect to the payment of any Acquiror Transaction Expenses or Company Transaction Expenses from the Trust Account) plus (ii) the aggregate gross proceeds that are actually received by, or unconditionally committed to be funded to PubCo pursuant to any Transaction Financing in connection with the transactions contemplated hereby, minus (iii) all Acquiror Transaction Expenses, minus (iv) all Company Transaction Expenses, shall be equal to or greater than $10,000,000 (the “Minimum Cash Condition”).

Section 10.3 Conditions to Obligations of the Acquisition Entities and the Company at Second Closing. The obligations of Acquisition Entities and the Company to consummate, or cause to be consummated, the Second Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company (for the purpose of this Section 10.3, Acquisition Entities refer to PubCo, the Surviving Subsidiary, and Merger Sub II):

(a) To the extent applicable, the Company Fundamental Representations (in each case disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception), and the representations and warranties contained in Section 4.3 (Due Authorization), Section 4.23 (Absence of Changes), Acquisition Entity Fundamental Representations, Section 6.1 (Company Organization), Section 6.2 (Due Authorization) and Section 6.6 (Capitalization of Acquisition Entities) shall be true and correct in all respects at and as of the Second Closing Date as if made at and as of the Second Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date). Each of the other representations and warranties of (i) the Company contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception, ) shall be true and correct at and as of the Second Closing Date as if made at the Second Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and (ii) the Acquisition Entities contained in this Agreement (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “material adverse effect” or any similar qualification or exception) shall be true and correct at and as of the Second Closing Date as if made at the Second Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct at and as of such date), except for inaccuracies in or the failure of such representations and warranties to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on any Acquisition Entity;

(b) each of the covenants of the Acquisition Entities and the Company to be performed as of or prior to or the Second Closing shall have been performed in all material respects; and

(c) the First Merger Effective Time and the First Closing shall have occurred prior to the Second Merger Effective Time.

Section 10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement. For the avoidance of doubt, the occurrence of any Material Adverse Effect of the Company shall not be the fault of any party unless such Material Adverse Effect of the Company is a result of the breach of this Agreement or any other Transaction Document by any particular Party, in which case such breaching Party cannot rely on the non-satisfaction of Section 10.2(b) to not proceed with the First Merger Closing or the Second Merger Closing.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the First Merger Effective Time (or in the case of a termination pursuant to Section 11.1(f) below, following the First Merger Effective Time):

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from either the Company or Acquiror to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the First Closing or Second Closing illegal or which otherwise prevents or prohibits consummation of the First Closing or Second Closing, other than any such restraint that is immaterial;

(c) by written notice to Acquiror from the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company, PubCo, Merger Sub I or Merger Sub II set forth in this Agreement, except that, if such Terminating Company Breach is curable by the Company, PubCo, Merger Sub I or Merger Sub II (as applicable) through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company, PubCo, Merger Sub I or Merger Sub II (as applicable) continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by written notice from either the Company or Acquiror to the other if the first Closing has not occurred on or before March 31, 2027 (the “Agreement End Date”);

(f) by written notice to the Company from Acquiror if the Second Closing shall not have occurred by the third (3rd) Business Day following the first Closing;

(g) by written notice to the Company from Acquiror if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(h) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.3 would not be satisfied at the Second Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, PubCo, Acquiror, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII shall survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1 Trust Account Waiver. Each of the Company, PubCo, Merger Sub I and Merger Sub II hereby represents and warrants that it has read the final prospectus of Acquiror, dated October 22, 2025 and filed with the SEC (File No. 333-284826) on October 22, 2025 (the “Prospectus”) and current report on Form 8-K of Acquiror dated and filed with the SEC on October 27, 2025 (the “Form 8-K”) available at www.sec.gov, and understands that (i) Acquiror has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), (ii) except as otherwise described in the Prospectus and the Form 8-K, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Acquiror Share Redemptions, (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within eighteen (18) months (or up to twenty four (24) months if Acquiror extends the period of time to consummate a business combination) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 in dissolution expenses or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each of the Company, PubCo, Merger Sub I and Merger Sub II hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 8.1), none of the Company, PubCo, Merger Sub I and Merger Sub II or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to, this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”); provided, however, that nothing in this Section 12.1 shall limit, waive, release or otherwise affect (i) any obligation of Acquiror, PubCo, the Sponsors or any other Person to pay any amount expressly payable to the Company pursuant to this Agreement or any other Transaction Document. Each of the Company, PubCo, Merger Sub I and Merger Sub II, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Company, PubCo, Merger Sub I and Merger Sub II agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and each of the Company, PubCo, Merger Sub I and Merger Sub II further intends and understands such waiver to be valid, binding and enforceable against the Company, PubCo, Merger Sub I, Merger Sub II and each of their respective Affiliates under applicable Law. To the extent the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror, Sponsors or their respective Representatives, each of the Company, PubCo, Merger Sub I and Merger Sub II hereby acknowledges and agrees that the Company’s, PubCo’s, Merger Sub I’s, Merger Sub II’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates (or any person claiming on their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, PubCo, Merger Sub I, Merger Sub II or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company, PubCo, Merger Sub I, Merger Sub II and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 12.2 Lock-Up Agreement and Insider Trading Policy.

(a) On or before the First Merger Effective Time, PubCo shall enter into a Lock-Up Agreement with each Company Shareholder who will hold 5% or more of PubCo Ordinary Shares immediately after the Second Merger Effective Time, the Sponsors (except with respect to PubCo Ordinary Shares issuable in exchange for Acquiror Units held by the Sponsors), and certain persons, in the form of Exhibit I, which shall include, among other provisions, restrictions on transfer of the shares of PubCo Ordinary Shares issued in connection with the First Merger and Second Merger hereunder.

(b) On or before the First Merger Effective Time, PubCo shall adopt and cause to be effective upon and following the Second Merger Effective Time, an insider trading policy customary for a public company.

Section 12.3 Waiver. Any party to this Agreement may, at any time prior to the Second Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.4 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to Acquiror, to:

Harvard Ave Acquisition Corporation
3rd Floor, 166 Yeongsin-ro
Yeongdengpo-gu, Seoul
07362, Republic of Korea

Attention:	Sung Hyuk Lee
Email:	sunghyuk.lee23@gmail.com

with copies to (which shall not constitute notice):

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

Attention:	Arila Zhou, Esq.
Email:	azhou@rc.com

(b) If to the Company, PubCo, Merger Sub I or Merger Sub II, to:

OAG International Ltd

Suite 8507, Level 5, East Wing, Wisma Consplant 2

No. 7, Jala SS16/1

47500 Subang Jaya, Selangor

Malaysia

Attention:	Jonathan Chong Teik Cheh
Email:	Jonathan.chong@oag-group.com

with copies to (which shall not constitute notice):

Winston Taylor LLP

800 Capitol St., Suite 2400
Houston, Texas 77002

Attention:	Michael J. Blankenship
Email:	mike.blankenship@winstontaylor.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.6 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided that the Non-Recourse Parties may enforce Section 12.19.

Section 12.7 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that if the Second Closing shall occur, any reasonable and documented unpaid costs and expenses, and all prior paid costs and expenses from each party hereto will be paid by PubCo upon the Second Closing.

Section 12.8 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board and the board of directors of Acquiror, the Mergers and any exercise of appraisal and dissenters’ rights with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).

Section 12.9 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.10 Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Transactions Act (Revised) of the Cayman Islands, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.11 Company Disclosure Letter and Acquiror Disclosure Letter. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.12 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 12.13 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided that after the Company Shareholder Approval or the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Acquiror Shareholders, respectively, without such approval having been obtained.

Section 12.14 No Presumption Against Drafter. Each party hereto and its advisers cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 12.15 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Second Closing be subject to the prior mutual approval of Acquiror, PubCo and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.15(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.15(a).

(b) The restriction in Section 12.15(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 12.15.

Section 12.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.17 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or the transactions contemplated hereby or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the transactions contemplated hereby or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the transactions contemplated hereby or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 12.4 shall be effective service of process for any such Action.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.18 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.19 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, PubCo, Acquiror, Merger Sub I and Merger Sub II as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, PubCo, Acquiror, Merger Sub I or Merger Sub II and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, PubCo, Acquiror, Merger Sub I or Merger Sub II under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.20 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2 or (y) in the case of claims against a Person in respect of such Person’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Second Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Second Merger Effective Time (and there shall be no liability after the Second Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Second Closing and then only with respect to any breaches occurring after the Second Closing and (b) this Article XII.

Section 12.21 Conflicts and Privilege.

(a) Acquiror, the Company, PubCo, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Second Closing between or among (x) the Sponsors, the shareholders or holders of other equity interests of Acquiror or the Sponsors and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and (y) the Surviving Company and/or any member of the OAG Group, on the other hand, any legal counsel, including Robinson & Cole LLP (“RC”), that represented Acquiror and/or the Sponsors, prior to the Second Closing may represent the Sponsors and/or any other member of the Acquiror Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsors. Acquiror, the Company, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), further agree that, as to all legally privileged communications prior to the Second Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsors and/or any other member of the Acquiror Group, on the one hand, and RC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Acquiror Group after the Second Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company, Merger Sub I or Merger Sub II prior to the Second Closing with Acquiror or the Sponsors under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror, the Company, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Second Closing between or among (x) the shareholders or holders of other equity interests of the Company, Merger Sub I, Merger Sub II and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “OAG Group”), on the one hand, and (y) the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including Winston Taylor LLP (“Winston Taylor”) that represented the Company prior to the Second Closing may represent any member of the OAG Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror, the Company, Merger Sub I and/or Merger Sub II in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror, the Company, Merger Sub I and Merger Sub II, on behalf of their respective successors and assigns (including, the Surviving Subsidiary after the First Closing and the Surviving Company after the Second Closing), further agree that, as to all legally privileged communications prior to the Second Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company, Merger Sub I, Merger Sub II and/or any member of the OAG Group, on the one hand, and Winston Taylor, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the OAG Group after the Second Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Second Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

HARVARD AVE ACQUISITION CORPORATION

By:	/s/ Sung Hyuk Lee
	Name:	Sung Hyuk Lee
	Title:	Director and Chief Executive Officer

OAG PIPELINE TECHNOLOGIES INC.

By:	/s/ Jonathan Chong Teik Cheh
	Name:	Jonathan Chong Teik Cheh
	Title:	Director

OAG MERGER SUB I

By:	/s/ Jonathan Chong Teik Cheh
	Name:	Jonathan Chong Teik Cheh
	Title:	Director

OAG MERGER SUB II

By:	/s/ Jonathan Chong Teik Cheh
	Name:	Jonathan Chong Teik Cheh
	Title:	Director

OAG INTERNATIONAL LTD

By:	/s/ Jonathan Chong Teik Cheh
	Name:	Jonathan Chong Teik Cheh
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]